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                  INTERNATIONAL DESIGN GROUP, INC.

                          3201 GRIFFIN ROAD
                              SUITE 210
                        DANIA, FLORIDA  33312
                           (954) 893-7555
      ________________________________________________________

                        INFORMATION STATEMENT

     This Information Statement is being furnished to the stockholders of International Design Group, Inc., a Delaware corporation ("Company"), in connection with certain actions to be taken by the written consent of the holders of a majority of the issued and outstanding shares of the Company's Common Stock. Such action is to be taken at 10:00 A.M., Eastern Time, on May __, 1997 at the offices of the Company located at 3201 Griffin Road, Suite 210, Dania, Florida 33312.

     Only stockholders of record at the close of business on April __, 1997 (the "Record Date") are entitled to notice of the action to be taken by written consent. At the close of business on the Record Date, the Company in effect had 3,744,849 shares of its Common Stock issued and outstanding, each share of which is entitled to one vote. A vote of the majority of the issued and outstanding shares is required to approve each action to be considered in connection herewith. All stockholders of record as of the Record Date may submit written consents to the Company with respect to any or all of the matters to be acted upon; however, no such consents are being solicited. No appraisal or other similar rights are available to dissenters of the following proposed actions.

     The action to be taken will result in the Company ceasing to be a public company. The following stockholders own a majority of the shares and intend to vote in favor of the transaction: Marilyn Gardner, Robert L. Gardner, Kenneth Gardner and David Raymond. Together these stockholders own 72.7% of the outstanding Common Stock. All such stockholders own more than 12,500 shares each and therefore will remain stockholders after the reverse stock split. Messrs. Raymond and Robert L. Gardner and Marilyn Gardner are also the directors of the Company and voted not only to approve the transaction but to cash out the minority stockholders at $.39 per share.

     The Company will bear all of the costs of the preparation and dissemination of this Information Statement and the accompanying materials which are estimated to be approximately $25,000. No consideration has been or will be paid to any officer, director, or employee of the Company in connection with the proposed Reverse Stock Split or the preparation and dissemination of this

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Information Statement and the accompanying materials or otherwise in connection with the proposed Reverse Stock Split.

     Correspondence with respect to the proposed Reverse Stock
Split should be addressed to the Secretary of the Company at the Company's principal executive offices at 3201 Griffin Road, Suite
210, Dania, Florida 33312.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND
US A PROXY.


THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE
ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS
DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.









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                        TABLE OF CONTENTS

                                                               Page

PROPOSED REVERSE STOCK SPLIT ..............................     4
     Reasons for the Reverse Stock Split ..................     4
     Determination of Fair Value ..........................     9
     Fairness of the Reverse Stock Split...................    13
     Conduct of the Company's Business After the
       Reverse Stock Split ................................    14
     Lack of Appraisal Rights .............................    16
     Exchange of Stock Certificates; Receipt of
       Cash Payments ......................................    16
     Financing of the Reverse Stock Split .................    17
     Recent Purchases of Company Stock by the Company
         and/or Affiliates ................................    18
     Resolutions to be Adopted ............................    18
     Certain Federal Income Tax Consequences ..............    19
     Effective Time .......................................    20
     Further Stockholder Approval Not Required ............    20
PROPOSAL TO AMEND CERTIFICATE OF
 INCORPORATION TO REDUCE AUTHORIZED SHARES ................    21
     Further Stockholder Approval Not Required ............    21
PROPOSAL TO ADOPT RESOLUTION REGARDING STATED CAPITAL .....    22
     Further Stockholder Approval Not Required ............    22
INTEREST OF CERTAIN PERSONS IN FAVOR OF OR
 IN OPPOSITION TO MATTERS TO BE ACTED UPON ................    22
SUMMARY FINANCIAL INFORMATION .............................    23
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS
 AND CONTROL PERSONS; COMPLIANCE WITH
 SECTION 16(a) OF THE EXCHANGE ACT ........................    24
     Compliance with Section 16(a) of the Exchange Act ....    25
EXECUTIVE COMPENSATION ....................................    26
     Stock Option Plans ...................................    27
     Directors' Fees ......................................    30
     Employee Benefit Plans ...............................    31
SECURITY OWNERSHIP OF CERTAIN
 BENEFICIAL OWNERS AND MANAGEMENT .........................    32
     Changes in Control ...................................    32
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ............    33
FINANCIAL INFORMATION .....................................    34
OTHER INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE ....    34
ANNUAL REPORT .............................................    35
INDEX TO FINANCIAL STATEMENTS .............................    36

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                    PROPOSED REVERSE STOCK SPLIT

  Pursuant to a resolution adopted on October 22, 1996, the Company's Board of Directors has unanimously recommended that the Company "go private" by undertaking a reverse stock split pursuant to which one new share of the Company's Common Stock will be issued in exchange for each 12,500 shares of the Company's Common Stock that are currently issued and outstanding (the "Reverse Stock Split"). Shares of the Company's Common Stock that are currently issued and outstanding are hereinafter referred to as the "Old Shares," and the shares of Common Stock that will become issued and outstanding upon consummation of the proposed reverse stock split are hereinafter referred to as the "New Shares."

  To the extent that this Reverse Stock Split results in any stockholder owning less than a full New Share, the Company will pay cash for each such fractional share in an amount equal to the appropriate fraction of $.39 per whole share (which represents the fair value of a whole share before the consummation of the proposed reverse stock split as determined by the Company's Board of Directors).

Reasons for the Reverse Stock Split

  Cost of Being a Reporting Company. The Board of Directors has concluded that it is no longer in the best interests of the Company or its stockholders to continue as a publicly-held reporting entity due to the cost of preparing and filing periodic and other reports with the Securities and Exchange Commission, the cost of convening meetings of stockholders to conduct even relatively routine germane corporate business and the cost of communicating with stockholders. The Board of Directors has estimated that such costs total approximately $50,000 in expenses annually and the expected expense reduction will be of a like amount. The cost of the Reverse Stock Split is estimated to be approximately $517,093 (including $492,093 to be paid to holders of fractional shares and $25,000 in estimated expenses). The Board of Directors cannot at this time accurately quantify the value to the Company to be achieved in obtaining outside financing once the Company is no longer public.

  The proposed Reverse Stock Split is designed to significantly decrease the number of existing stockholders of the Company to reduce expenses, allow flexibility in attempting to negotiate future transactions and to facilitate futher restructuring if necessary.

  Limited Market for Company's Stock. Because of restrictions imposed on the trading of certain securities under the Penny Stock Reform Act of 1990, there is little likelihood that any viable trading market for the Company's Common Stock will develop unless the Company qualifies for listing on a recognized exchange. Although the Board has diligently attempted for several years to position the Company for listing on NASDAQ or some other national exchange, the efforts of the Board have not been successful and it currently appears that it is

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extremely unlikely that the Company would qualify for any such listing in the foreseeable future.

  Current Lack of Flexibility in Obtaining Outside Financing.
Management also believes that it can reduce administrative expenses and manage the Company more efficiently by significantly reducing the number of its stockholders. Further, the Company is in need of additional outside financing for the expansion of its lending business in Florida, and perhaps diversifying into other types of loans. Management has been advised by its current lender, NationsBank that, given the Company's current debt to equity structure, the Company is rapidly reaching a point where no additional debt financing will be available. Further, the Board has determined that the Company's current structure (given the large number of stockholders and the lack of a viable market in its Common Stock for an extended period) makes the Company an unattractive investment vehicle for other types of outside funding. Management has been further advised by its lender that in order for the Company to obtain significantly higher lines of credit in the future (e.g. a senior credit line in excess of approximately $13 million), it will require the infusion of additional equity capital.

  Limited Sources of Additional Capital. Robert L. Gardner, the controlling stockholder of the Company and the Chairman of the Board of Directors, has, for the past several years, provided additional capital to the Company in the form of subordinated debt when requested to do so by the Company or its senior lender. Such capital has been necessary in order to increase the amount of the Company's credit facility with its senior lender and thereby allow the Company to continuously expand the volume of its loans. The failure of the Company to consistently obtain capital from some source would eventually cause it to exhaust its ability to make additional loans and would result in a curtailment of lending activities during periods of time when insufficient funding was available. Mr. Gardner has informed the Company that due to his perception of the increased risks involved in providing more capital to the Company, he will not lend additional money to the Company in the form of subordinated debt or convert his loan to a long term loan as long as the Company remains a public company.

  After analysis, the Board of Directors determined that in order for the Company to have any realistic chance of success in the future given the challenges it will face from increased competition and declining profit margins, it will be necessary for the number of public stockholders to be reduced so as to avoid the requirements of a public company, even though such a restructuring will require that otherwise available assets and resources be utilized to accomplish the Reverse Stock Split.

  No Current Arrangements for Outside Funding. While it is management's view that a much more closely-held entity would be a better candidate to obtain additional outside funding, no assurance can be given that any such funding will be available to the Company under any circumstances. Although there

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are no current arrangements, plans or understandings for outside funding, it is possible that the Company's efforts to obtain outside funding from some source may result in the occurrence of an extraordinary transaction involving the Company such as the issuance of additional common or preferred shares, a change in the present dividend policy of the Company, or the sale or transfer of a material amount of the assets of the Company to a different entity.

   As stated above, management does not currently have any specific plans, arrangements or understandings to obtain any funding from outside sources, but intends to seek additional capital on commercially reasonable terms in the future depending upon both the needs and prospects of the business at the time such capital is sought. It is anticipated that this additional funding will initially be in the form of an increase in the Company's current line of credit which will result in the need for additional capital in order to maintain the required debt to equity ratios. Such additional capital infusion will most likely be in the form of an increase in the amount of the subordinated debt to be provided by Mr. Gardner. Due to management's perception of the uncertainties created by the currently changing competitive and regulatory environments of the business in which the Company is engaged, at the present time existing management cannot estimate the exact amount of additional outside financing that will be required prior to the completion of the current fiscal year.

  Effect of Recent Changes in Regulations for Insurance Premium Finance Companies. While the Company has generally been able to maintain profitable operations, revenues from operations have not provided the excess capital that management believes is necessary to expand the focus of the Company's business. Certain recently adopted regulatory changes in the State of Florida (which is the state in which the Company currently conducts most of its business) have significantly increased competition in the insurance premium finance business and caused profit margins to decline
precipitously. Such increase in competition is evidenced by the increase in the Company's sales and marketing expense (consisting primarily of fees paid to marketing representatives over the two year period and referral fees paid to agents after July 1, 1996) as a percentage of sales rose to approximately $678,000 (20%) for the nine months ended November 30, 1996, as compared to $368,000
(16%) for the comparable period in 1995.   As a result
of competitive pressures, the Company must now pay its sales representatives and insurance agents higher fees in order to maintain its market share.

  In addition, the competition is reducing the amount of the down payment on contracts financed which has resulted in a much higher occurrence of bad debt. As a result , the reserve for doubtful accounts was increased to $999,672 for the nine month period ended November 30, 1996 from $502,599 for the comparable period in 1995. Expressed as a percentage of revenues, such bad debts were only 22% of revenues in 1995 as compared to 30% in 1996. This increase in bad debts is further evidenced by the increase in write-offs to approximately $579,000 during the nine months ended

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  November 30, 1996 from $356,000 for the comparable period in 1995.
Profitability was also adversely affected by the large increase in the provision for doubtful accounts. Overall, net income has fallen to 4% of revenues for the nine months ended November 30, 1996 as compared to 8% during the same period in 1995.

     Revenues during this period have increased due to the addition of two new marketing representatives as well as new incentive programs designed to attract additional insurance agents. However, because of the competitive pressure within the industry, profit margins have been shrinking. The industry is shifting toward a lower margin business with substantially less profit made on a per contract basis. Management believes that in order for the Company to maintain or increase its profitability, the Company must finance a larger number of insurance policies. The Company must continuously obtain access to additional capital to fund this growth. While management cannot reasonably estimate the amount of capital the Company will require, management believes that the Company will be in a better position to do so as a private company.

  The results of operations stated above include only four months of operations subsequent to the change in the Florida insurance regulations. In addition to the change in regulations, however, the Company is beginning to experience certain adverse effects from a Florida court ruling in January which held, in essence, that insurance companies in Florida can do business with whomever they choose. As a result of that ruling, the managing general agent for two insurance companies (which had accounted for ten percent of the Company's business) notified the Company that it will no longer accept the Company's finance drafts.

   Management also determined recently that the Company's attempts to conduct business activities in the states of South Carolina, Maryland, Tennessee and Georgia should be immediately curtailed due to a lack of profitable operations in those states, and the lack of available capital. These operations, which were ceased in July 1996, accounted for a break-even position (after inter-company eliminations) for the nine months ended November 30, 1996 as compared to a loss of $20,000 for the comparable period in 1995.

  Interest of Affiliated Stockholders. The following stockholders own a majority of the shares and intend to vote in favor of the transaction:
Marilyn Gardner, Robert L. Gardner, Kenneth Gardner and David Raymond. Together these stockholders own 72.7% of the outstanding Common Stock. All such stockholders own more than 12,500 shares each and therefore will remain stockholders after the Reverse Stock Split. Messrs.
Raymond and Robert L. Gardner and Marilyn Gardner are also the directors and officers of the Company and voted not only to approve the transaction but to cash out the minority stockholders at $.39 per share.

  Alternatives Considered. Alternative means to accomplish this purpose have not been rejected (other than certain means which, in the opinion of management, are more detrimental to minority stockholders); they simply have not been available to the Company.

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These alternatives included a tender offer at the same price per share, or a purchase of its shares in the open market at the depressed market price (which is substantially less than $.39 per share), but such proposals, in the Board's view, would result in more costs and were not likely to accomplish the objective of "going private."

   In this regard the Board was advised by legal counsel that in order to conduct a tender offer for the Company's shares, it would have been necessary to effect compliance not only with the Williams Act, but also with the separate tender offer laws, rules and regulations of each and every state in which such a tender offer were made. In response to the Board's inquiry as to the approximate added cost of proffering such a tender offer to the Company's stockholders, the Company's legal counsel estimated at that time that since there were (and still are) stockholders of record in nearly all fifty states, the legal expenses and filing fees alone would very likely be well in excess of $100,000, and cautioned that no assurance could be given that the securities regulators of the various states in which the Company's stockholders reside would ultimately allow such a tender offer to be conducted, or, even if allowed, that the tender would successfully accomplish the stated objective of causing the Company to become privately-held. On this basis, the Board concluded that a tender offer would be much more expensive and uncertain than a reverse stock split, that open market purchases with a view to going private would probably require compliance with applicable tender offer rules, and that, given the Company's small size and limited resources, a tender offer was economically unfeasible and could not be justified under the circumstances.

   The Board also considered reports on discussions which some members had previously had with investment bankers and Company counsel with respect to alternatives to going private. None of the outside sources consulted expressed any willingness to provide any additional funding to the Company under any circumstances, regardless of its capital structure. Mr. Gardner, however, has indicated to the Board that, depending upon the business and prospects of the Company at the time, he might be willing to provide additional funding in the future if the Company were privately-held.

   Two investment banking firms were contacted with respect to the prospect of the Company becoming privately-held. The Board requested each firm to provide a cost estimate for obtaining a written opinion with respect to the fairness of the reverse stock split to minority stockholders and the amount to be paid to holders of fractional shares. Neither of the firms was willing to conduct a thorough analysis of the fairness of the transaction unless it was actually engaged to provide an opinion and could be assured that it would be fully compensated for its time. The firms provided cost estimates of $50,000 and $25,000 for the issuance of their opinions. After some discussion, the Board of Directors made a determination that, due to the cost involved, it would not obtain

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an opinion from an investment banking firm with respect to the fairness of the reverse stock split unless it became absolutely necessary to do so.

  Providing Shareholders with a Means of Liquidating Their Holdings. The Company's Common Stock was at one time traded in the over-the-counter market. In 1989, however, NASDAQ advised the Company that the stock would no longer be quoted on the NASDAQ system due to the Company's failure to meet NASDAQ's minimum listing requirements. Since that time there has not been any established trading market for the stock, other than limited or sporadic trading. The Company's Preferred Stock has never been traded on any public market or exchange. By effecting the Reverse Stock Split, stockholders will be given the opportunity to liquidate their holdings without paying brokerage fees.

   Rule 13e-3 Transaction Statement. In connection with the proposed Reverse Stock Split, the Company has filed with the Securities and Exchange Commission (the "SEC") a Rule 13e-3 Transaction Statement on Schedule 13E-3. See "Other Information; Documents Incorporated by Reference."

Determination of Fair Value

   In making its determination of fair value, the Board of Directors considered a number of methods of valuation in addition to the factors set forth above, including the liquidation value, market value and going concern value of the business. A discussion of each of these three methods of valuation is set forth below.

   Liquidation Value. The Board determined that for the purpose of conducting its analysis of fair value with respect to this transaction, the Company's book value of approximately $2,700,000 (or $0.70 per share) must be adjusted appropriately to reflect the approximate liquidation value of the business. The Board was aware of the recent liquidation of three other entities that had previously been engaged in the insurance premium finance business in Florida. All three companies financed all of their insurance premiums within Florida and all financed policies with substantially the same insurance companies with whom the Company deals. The three companies financed fewer contracts than the Company is presently financing but did finance in the range of 1,000 to 4,000 contracts per month. In the Form 10-K for one of the companies, filed November 29, 1995, it was disclosed that such other company experienced a net loss of $1,808,182 in 1995 as opposed to a net income in fiscal 1994 of $54,900 (which included a non recurring gain of $500,000 on the sale of intangible assets), and that the decline in profitability for such company for its fiscal year 1995 was due to a combination of decreased volume, higher write-offs and the costs associated with the company's decision to withdraw from the premium finance business. Although no public information was available to the Company with respect to the actual liquidation of any of these entities, the Board was made aware, through informal discussions with certain persons at other finance companies, that difficulties were encountered in the

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collection of accounts receivable in each of the liquidations after it became known that the subject businesses would not continue in existence, and that the liquidation process was both expensive and time consuming in that it required the companies to retain employees for the purpose of liquidation up to one year after the company had ceased operations. In addition, it was necessary for these companies to file a number of lawsuits to collect receivables from insurance agents. Two of the companies found that the market value of their computer equipment and furniture was much less than had been anticipated.

     The Board determined that on the basis of its general knowledge of the business and its understanding of the problems encountered by these other entities in conducting their liquidations, the net realizable value of the Company's assets in the event of a liquidation would be approximately $500,000 less than the amount reflected as book value, or approximately $2,200,000 ($0.58 per share). The $500,000 reduction in book value consists of a $125,000 reserve for the loss upon sale of fixed and other assets, an additional bad debt reserve of $225,000 against finance receivables, agent receivables and notes receivable, and $150,000 in personnel and other administrative expenses of a liquidation. It was acknowledged that the Company is not currently considering any such liquidation (which, absent the prior written consent of the Company's senior lender, would not be permitted under the Company's existing loan documents), and that the amount which might be received by stockholders in an actual liquidation is an amount that is not capable of being forecast with any degree of certainty.

      Market Value.The Board considered the market value of the shares, which the Board concluded should be determinative of the issue of the fair value of the shares of a public company under ordinary market conditions. It was acknowledged, however, that there currently exists no viable market for the Company's shares and that recently there have been very few recorded trades in the Company's shares. The Board analyzed the market prices for the Company's shares for the past six months and determined that the average bid price of the Company's Common Stock during the past six months was $0.172 per share, the average ask during the same period was $.344 per share, and the average of the bid and ask for the six month period was $.26 per share. In addition, during the period beginning March 1, 1994 and ending November 30, 1996, the Company repurchased its shares at an average price of $.32 (the last repurchase occurred on January 23, 1996 at a purchase price of $.29 per share). On the basis of this analysis, the Board determined that $0.29 represents the current fair market value of the shares as determined by the investing public.

     Going Concern Value. The Board also analyzed the price at which the business could reasonably be expected to be sold to a willing buyer as a going concern based upon the Company's current price-earnings ratio. It was acknowledged that management is not aware of any willing buyers, there is currently considerable pessimism in the insurance premium finance business in Florida

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because of recent regulatory changes and the resulting impact on competitive conditions (see discussion below), the business is not currently large enough to be desirable to most potential buyers and the business does not offer sufficient liquidity to be attractive.

     Management reported to the Board that, although the Company is not for sale and no offers have been solicited, management is not aware of any firm offers made by any unaffiliated persons during the preceding eighteen month period for the merger or consolidation of the Company with or into such person or of such person with the Company, for the sale or other transfer of all or any substantial portion of the Company's assets, or of securities of the Company that would enable the holder thereof to exercise control of the Company.

     To the contrary, due to recent regulatory changes governing the insurance premium finance business in the State of Florida, the Board acknowledged that there is a considerable lack of optimism in the industry with respect to the future prospects of the Company's business. Effective July 1, 1996, a new law in the State of Florida now makes it allowable for those engaged in the insurance premium finance business to pay commissions to insurance agents for referring business. As all of the Company's business comes from referrals of this type, and it is expected that these agents will not continue to make referrals to the Company unless they are paid a fee for doing so, the Company's margins will be impacted directly.

     It was acknowledged by the Board that it was these same regulatory changes and their negative impact on profit margins that served as a major impetus for the Company to further reduce its expenses by going private. The Board also acknowledged that the future business prospects of the Company were not as promising as they once were because of changes in state regulations which have spawned increased competition due to the ability of insurance premium finance companies to provide rebates to insurance agents. This increased competition and the payment of rebates to insurance agents have reduced profit margins.

     Management was not aware of any sales of businesses similar to that of the Company since the recently adopted changes in the Florida insurance premium finance regulations, but, based upon its general knowledge of the business, the Board determined that without taking the subject changes into consideration, the business could reasonably be expected to be sold to a willing buyer as a going concern based upon an after tax price-earnings ratio of approximately four to five, but that the absolute highest price that could possibly be expected to be obtained in such a sale would be an after tax earnings multiple of ten. The Board acknowledged that according to its most recent audited financial statements, the Company had pre-tax earnings of $136,000 for the fiscal year ended February 29, 1996 and estimates pre-tax earnings of $178,512 for the fiscal year ended February 28, 1997.

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     Since the Company has a tax loss carry-forward which would generally not be available to a purchaser of the business, the Board determined that a reasonable purchaser would have to reduce the earnings by the amount of tax which would have been due had the business been owned by the purchaser instead of the Company. As the subject estimated earnings would theoretically be taxed in the hands of a prospective purchaser at a rate of 35%, the Board determined that the estimated after tax earnings of the Company for the fiscal year ended February 28, 1997 will be $116,033 (or $0.031 per share). Assuming that the business could be sold to a willing buyer as a going concern for a price earnings multiple of ten, the Board determined that the fair value of the business as a going concern (without giving effect to recent regulatory changes) was approximately $1,160,330 (or approximately $0.31 per share).

     In reviewing its analysis, the Board concluded that the Company's common shares currently have a liquidation value of approximately $0.58 per share which could probably be collected over some period of time if the Company were to be liquidated in an orderly manner, a current fair market value of approximately $0.29 per share as determined by the investing public, and a going concern value of approximately $0.31 per share. The Board determined in its reasonable business judgment that while the liquidation value, market value and going concern value of the shares are all important factors to be considered in light of all of the circumstances of the proposed transaction, none of these factors should be viewed in isolation as being determinative of fair value for the purposes of this transaction, and that all of the factors should be given equal weight by the Board in its analysis. In giving each of the factors equal weight, the Board determined that the fair value of the Company's shares for the purpose of determining the amount to be paid to stockholders to eliminate fractional shares which would be created as the result of the proposed Reverse Stock Split is $0.39 per share (which amount represents the average of the Board's determination of the $0.58 liquidation value, $.29 per share market value and $0.31 going concern value of the Company's shares as set forth above).

     This amount will be paid in cash for each Old Share to each stockholder of record as of the Record Date who owns less than a full New Share after consummation of the Reverse Stock Split, and who surrenders to the Company's transfer agent one or more certificates representing ownership of such Old Shares. See "Exchange of Stock Certificates; Receipt of Cash Payment."

     No Further Vote is Required. The affirmative vote of a majority of the currently outstanding shares of Common Stock of the Company is required for approval of this proposal, and such vote has already been obtained by the written consent of the holders of a majority of the currently outstanding common shares. Such consent is sufficient to approve the Reverse Stock Split under the Delaware General Corporation Law, and no other vote or consent of stockholders is necessary or will be sought in connection with the Reverse Stock Split.

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Fairness of the Reverse Stock Split

     The Company's Board of Directors unanimously approved the above-described proposal to effectuate a 1 for 12,500 reverse stock split of the Company's Common Stock for submission to a vote of stockholders. The Company's management believes that the proposed Reverse Stock Split is fair to stockholders because of the challenges which must be overcome to sustain any expansion of its business and the lack of a market for the Company's stock. The decisions to proceed with the transaction as well as the determination of the price to be paid to minority stockholders and the decision not to hire an independent third party advisor were made by the Board of Directors whose members are those stockholders who will remain stockholders after the Reverse Stock Split. And, while the Board believes it has met the requirements of the applicable Delaware corporate law regarding voting on such matters as well as the treatment of minority stockholders, at no point did the minority stockholders, nor will such minority stockholders ever, have a voice in the transaction be it a vote or representation by an independent third party. Consequently, despite management's belief that the Reverse Stock Split along with the cashout price is fair to the minority stockholders, the actual recipients have no basis, other than the information contained herein, to analyze for themselves the fairness of the transaction.


     Fairness of Cash Payments in Lieu of Shares. The Board of Directors believes that the payment of cash in the amount of $.39 per share of Old Shares in lieu of issuance of New Shares to persons who hold less than one full New Share after the Reverse Stock Split will enable stockholders to liquidate their shares easily and at a fair price without incurring brokerage costs that, especially in the case of small stockholders (the vast majority of the Company's stockholders own fewer than 500 shares which, based on the current bid price of $0.1875 per share, have a current market value of less than $100), would otherwise sharply decrease or even eliminate the actual net proceeds of the sale to the stockholder.

     Factors Considered in Fairness Determination. In reaching its determination that the proposed Reverse Stock Split is fair to the Company and its stockholders, the Board of Directors considered, among other things, each of the directors' knowledge of and familiarity with the Company's own business prospects, as well as general economic, industry and market conditions and prospects.
The Board of Directors also considered the absence of a liquid market for shares of its Common Stock, the opportunity that the Reverse Stock Split would afford stockholders to liquidate their investments in the Company without incurring brokerage costs and the future cost-savings that the Company and its continuing stockholders will enjoy if, as a result of the Reverse Stock Split, the Company ceases to be a reporting company under the Exchange Act. Management estimates that the Company will be able to reduce its expenses (including costs associated with meetings of stockholders as required under state law) by approximately $50,000 per year by not being a reporting company.

     Absence of Independent Third-Party Valuation of Arms'-Length Negotiation. The Company has not received any report, opinion, or appraisal from any outside party that is materially related to the proposed Reverse Stock Split. In light of the circumstances, including the directors' knowledge of and familiarity with the Company's own business, financial condition, operating results, cash flows, assets, liabilities and prospects, as well as with general economic, industry, and market conditions and prospects and the wide variety of factors considered in connection with its valuation of the fairness of the proposed Reverse Stock Split, the Board of Directors did not consider it necessary to retain either an investment bank or financial adviser to render a report or opinion with respect to the fairness of the proposed Reverse Stock Split to the Company or its stockholders or an unaffiliated representative to represent the unaffiliated stockholders of the Company in negotiating the terms of the Reverse Stock Split. The primary factor considered by the Board in determining not to retain the services of such a financial adviser or unaffiliated representative was its belief that the cost of such services would be excessive relative to the size of the transaction and the potential benefits to the Company and its stockholders. The Board of Directors contacted two independent financial advisers regarding the cost of a fairness opinion. The estimates from such advisers ranged from $25,000 to $50,000.

     Potential Conflicts of Interest. Those stockholders who own more than 12,500 shares of the Company's Common Stock and therefore will continue to be stockholders after the proposed Reverse Stock Split are also the directors of the Company who determined the fairness of the proposed Reverse Stock Split. As stated above, such Board of Directors did not retain the services of an investment banker or other financial adviser to render a report or opinion with respect to the fairness of the proposed Reverse Stock Split to the Company or its stockholders or an unaffiliated representative to represent the unaffiliated stockholders of the Company in negotiating the terms of the Reverse Stock Split.

Conduct of the Company's Business After the Reverse Stock Split

     Affect on Continuing Business and Operations.   The Company
believes that the proposed Reverse Stock Split will have only the effect on the business and operations of the Company as discussed herein, that being the ability to obtain outside funding, and expects to continue to conduct such business and operations as they are currently being conducted. If the Reverse Stock Split is affected, stockholders who receive cash payments in lieu of New Shares will not remain as stockholders of the Company and therefore will not participate in any future earnings or growth of the Company. Stockholders who remain as stockholders will retain all of the rights and benefits possessed by a stockholder prior to the Reverse Stock Split except those that result from the Company's status as a publicly held reporting company.

     Effect on Company, Affiliates and Unaffiliated Stockholders.
The following table sets forth the anticipated benefits and detriments of the transaction for each of the affected parties.

                            Benefit                 Detriment
                            -------                 ---------
Company             Savings from no longer     Expense of cashing out
                    being reporting company    minority stockholders
                    ($50K annually)            ($407,000).
                    Greater flexibility in
                    obtaining outside financing.

Affiliated          Own 100% of the Company.    No public market for
Stockholders        No minority stockholders.   stock.  Investment
(Officers &                                     becomes virtually
Directors)                                      illiquid.

Unaffiliated        Cash out of relatively      No ability to share
Stockholders        illiquid investment         in future profits, if
                    at price higher than        any, of Company.  No
                    current market value.       ability to dissent to
                                                transaction.


     Termination of Reporting Company Status. If the proposed Reverse Stock Split is effected, it is anticipated that the Company will cease to be a reporting company under the Exchange Act. As a result, the Company will no longer file annual and quarterly reports, proxy statements, and other documents with the SEC. In addition, the Company will no longer be required to comply with the proxy rules of Regulation 14A promulgated under Section 14 of the Exchange Act, and its officers, directors and 10%-or-greater stockholders will no longer be subject to the reporting requirements and "short-swing" security trading restrictions under
Section 16 of the Exchange Act. Continuing stockholders will no longer be entitled to receive annual reports and will no longer have the benefit of a public market for their shares of the Company's stock.

     Changes to Authorized Capital Stock and Capital Account; Terms of Stock Unchanged. If the proposed Reverse Stock Split is effected, the number of authorized shares of the Company's Common Stock will be reduced from 10,000,000 to 350 shares and the number of authorized shares of the Company's Preferred Stock will be reduced from 1,000,000 to 25 shares. Apart from such changes, there will be no difference between the Old Shares and the New Shares to be issued in exchange for them; however, it is anticipated that the elimination of fractional shares will result in substantially fewer stockholders of the Company.

     The reverse stock split will cause the number of the Company's issued and outstanding shares of Common Stock to decrease from 3,744,849 to approximately 215. No shares of the Company's Preferred Stock are currently issued or outstanding (following the conversion by Robert Gardner on February 26, 1996 of 500 shares of Preferred Stock owned by him into 500,000 shares of Common Stock). The current stated capital will not be affected by the Reverse

Stock Split.  See, "Proposal to Adopt Resolution Regarding Stated
Capital."

     Stockholders Eligible to Continue as Stockholders Without Additional Purchases. The following persons will be eligible to continue to be stockholders, and have indicated that they intend to continue as stockholders, since each of these stockholders currently owns or has a right to acquire more than 12,500 shares of Common Stock of the Company and will consequently be eligible to continue to own at least one full New Share if the proposed Reverse Stock Split is consummated:

                          Robert L. Gardner
                           Marilyn Gardner
                           Kenneth Gardner
                            David Raymond


     Dividends. No cash dividends have been declared or paid on the Company's Common Stock from the inception of the Company to the present, and no cash dividends are contemplated to be paid in the foreseeable future. Dividends have been paid, however, on the Company's Preferred Stock.

     Further Information. For further information with respect to the Company and its business and operations, see the Company's Annual Report on Form 10-K/SB for the year ended February 29, 1996 and its quarterly report on Form 10-Q/SB for the quarter ended November 30, 1996, copies of which may be obtained from the Company upon request, and which are incorporated herein by reference.

Lack of Appraisal Rights

     Pursuant to the Delaware Corporation Law, dissenting stockholders will not have appraisal rights if the proposed Reverse Stock Split is effected. Stockholders who believe that they may be aggrieved by the Reverse Stock Split may have other rights under federal law or common law, such as rights relating to the fairness of the Reverse Stock Split and the fiduciary responsibilities of the corporate officers, directors and stockholders. The nature and extent of such rights, if any, may vary depending upon the facts and circumstances.

Exchange of Stock Certificates; Receipt of Cash Payments

     Letters of Transmittal. If the proposed Reverse Stock Split is effected, the stock certificates formerly representing Old Shares will cease to represent such shares and thereafter will represent the New Shares into which they have been converted, or the right to receive a cash payment in lieu of such shares, as the case may be, all as described below. Enclosed is a Letter of Transmittal for use in exchanging old stock certificates for a new stock certificate or cash payment.

     Each stockholder who holds of record less than 12,500 Old Shares (the equivalent of one New Share) should use the enclosed Letter of Transmittal to surrender his old stock certificate(s) representing the Old Shares and elect one of the following options:

     (i) To request a cash payment in an amount equivalent to $.39 per Old Share of Common Stock represented by such certificate(s); or

     (ii)  If the stockholder has purchased additional Old
     Shares in the open market in an amount that, when added to his current holdings of Old Shares, is sufficient to equal at least 12,500 Old Shares (the equivalent of one whole New Share), to surrender the stock certificates representing such shares for a new stock certificate representing New Shares.

PLEASE NOTE THAT ALL STOCK CERTIFICATES SENT TO THE COMPANY SHOULD BE DULY ENDORSED FOR TRANSFER TO THE COMPANY, WITH A MEDALLION SIGNATURE GUARANTY, WHICH MAY BE OBTAINED FROM MOST BANKS AND BROKERAGE FIRMS. DO NOT SEND IN YOUR STOCK CERTIFICATES WITHOUT A MEDALLION SIGNATURE GUARANTY, AS THEY WILL BE RETURNED TO YOU.

     Each stockholder who holds of record at least 12,500 Old Shares (the equivalent of one whole New Share) should use the enclosed Letter of Transmittal to exchange his old stock certificate(s) for a new certificate representing the New Shares into which the Old Shares of Common Stock formerly represented by the old stock certificate are converted pursuant to the Reverse Stock Split.

AGAIN, PLEASE NOTE THAT ALL STOCK CERTIFICATES SENT TO THE COMPANY SHOULD BE DULY ENDORSED FOR TRANSFER TO THE COMPANY, WITH A
MEDALLION SIGNATURE GUARANTY.  DO NOT SEND IN YOUR STOCK
CERTIFICATES WITHOUT A MEDALLION SIGNATURE GUARANTY, AS THEY WILL
BE RETURNED TO YOU.

Financing of the Reverse Stock Split

     The Company estimates that the maximum cost that the Company will incur in connection with the proposed Reverse Stock Split will be approximately $407,239, consisting of estimated cash payments in lieu of shares of new Common Stock of approximately $382,239 and estimated transactional expenses of approximately $25,000. The Company intends to finance such costs from its working capital, and does not intend to finance any part of such costs through borrowings. To the extent that working capital is used to finance the Reverse Stock Split, however, the Company will borrow on its line of credit to replenish working capital. The Company's Board of Directors may, however, postpone or abandon the Reverse Stock Split at any time prior to its consummation, for any reason, including without limitation, if in the Directors' sole judgment, consummation of the Reverse Stock Split would unduly deplete the Company's working capital.

Recent Purchases of Company Stock by the Company and/or Affiliates

     Neither the Company nor any affiliate of the Company has made any purchase of the Company's Common Stock during the past 60 days.

Resolutions to be Adopted

     In connection with the proposed Reverse Stock Split, resolutions in substantially the following form will be adopted by the written consent of the holders of a majority of the Company's issued and outstanding shares of Common Stock:

     RESOLVED, that the Board of Directors is hereby authorized, in its discretion, to effect a reverse stock split pursuant to which each twelve thousand five hundred (12,500) shares of the Company's Common Stock shall be exchanged for one share of reclassified Common Stock (the "Reverse Split"); and

     FURTHER RESOLVED, that the Directors and Officers of the Company are hereby authorized and directed to execute, deliver and file, as appropriate, such documents, if any, as may be necessary or convenient with the Secretary of State of the State of Delaware and such other Federal, state and local authorities, and to take such other steps as are in their sole judgment necessary or appropriate, to give effect to such reclassification of shares; and

     FURTHER RESOLVED, that if the Reverse Split is effectuated by the Board of Directors, it shall be implemented on the following terms and under the following procedures:

     a. Immediately upon the Reverse Split becoming effective, the shares of Common Stock outstanding prior to the Reverse Split ("Old Stock") shall be converted at a ratio of twelve thousand five hundred-to-one into shares of fully-paid and non-assessable Common Stock ("New Stock"), so that each stockholder who (after the Reverse Stock Split) is then the owner of less than a single full share of New Stock will be eliminated as a stockholder of the Company and shall be entitled to receive a cash payment from the Company in an amount equal to the fair value of such fraction of a share as determined by the Board of Directors in its sole and absolute discretion.

     b.  From and after the effective date of the Reverse
     Split, certificates representing shares of Old Stock shall be deemed to represent only the right to receive either (i) shares of New Stock to which an individual stockholder would be entitled, or (ii) payment in cash of the fair value of the fractional shares represented by such Old Stock.

     c. The Company's Stock Option Plans shall be amended by the Board of Directors to the extent necessary and appropriate, in the sole judgment of the Directors, to adjust the beneficial interests in, and the cost of shares issued pursuant to, such Plans in proportion to the exchange ratio, provided that shares under any such stock plans shall be rounded to the nearest whole share of New Stock; and

     FURTHER RESOLVED, that the Board of Directors of the Company is hereby authorized to adopt a resolution adjusting the capital accounts of the Company as, in its judgment, shall be in the best interests of the Company in light of the adoption of the foregoing resolutions; and

     FURTHER RESOLVED, that the Board of Directors of the Company is hereby authorized and directed to adopt any or all changes to the Bylaws of the Company, and the officers of the Company are hereby authorized and directed to do all other things and execute and file all documents, including amendments to the Company's Certificate of Incorporation, as amended, which in their sole judgment are deemed to be necessary and proper to carry out the intent of the foregoing resolutions.

Certain Federal Income Tax Consequences

     THE COMPANY HAS NOT SOUGHT, AND DOES NOT INTEND TO SEEK, A RULING FROM THE INTERNAL REVENUE SERVICE OR AN OPINION OF COUNSEL AS TO ANY TAX CONSEQUENCES OF THE PROPOSED REVERSE STOCK SPLIT.
THE FOLLOWING SUMMARIZES CERTAIN FEDERAL INCOME TAX CONSEQUENCES THAT THE COMPANY BELIEVES WOULD RESULT TO STOCKHOLDERS WHO ARE RESIDENTS OF THE UNITED STATES AS A CONSEQUENCE OF THE REVERSE STOCK SPLIT. THIS DISCUSSION IS BASED ON CURRENT LAW AND DOES NOT TAKE INTO ACCOUNT ANY SPECIAL RULES THAT MAY AFFECT THE TREATMENT OF PARTICULAR STOCKHOLDERS, SUCH AS DEALERS IN SECURITIES, TAX-EXEMPT ENTITIES, NON-RESIDENT ALIENS, OR FOREIGN CORPORATIONS.
THIS DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY, WITHOUT REFERENCE TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF ANY SPECIFIC STOCKHOLDER. EACH STOCKHOLDER SHOULD CONSULT HIS OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES IN HIS OWN CIRCUMSTANCES, AND WITH RESPECT TO THE EFFECTS OF APPLICABLE STATE, LOCAL, AND FOREIGN TAX LAWS AS TO WHICH NO INFORMATION IS PROVIDED HERE.

      Tax Consequences to the Company.The proposed Reverse Stock Split is intended to qualify for federal income tax purposes as a tax-free reorganization of the Company pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, the Company does not expect that it will experience any tax consequences as a result of the Reverse Stock Split.

      Tax Consequences to StockholdersThe following discussion assumes each stockholder holds his Old Shares of Common Stock as a capital asset.

     Exchange of Old Shares Solely for New Shares.  A stockholder
     ---------------------------------------------
who exchanges all of his Old Shares solely for New Shares will not recognize any gain or loss on the exchange . The aggregate tax basis of the New Shares received will be equal to the aggregate tax basis of the Old Shares exchanged, and the holding period of the New Shares of Common Stock exchanged.

     Exchange of Old Shares Solely for Cash. A stockholder who exchanges all of his Old Shares (fractional New Shares of Common Stock received in respect of Old Shares as a result of the Reverse Stock Split) received in the transaction for cash will, assuming he is not treated as owning any other New Shares immediately after the Reverse Stock Split, recognize capital gain or loss equal to the difference between the basis of the Old Shares surrendered and the cash received. Such capital gain or loss will be long-term capital gain or loss, if the stockholder's holding period for his Old Shares exceeds one year; otherwise, it will be short-term capital gain or loss.

     For this purpose, stock "owned" immediately after the Reverse Stock Split will include stock actually owned as well as stock constructively owned pursuant to the rules of Section 318 of the Code (which in general attributes to a taxpayer stock owned by certain related individuals and entities and stock that the taxpayer has the right to acquire upon the exercise of options.)
In the event such a stockholder actually or constructively owns New Shares of Common Stock immediately after the Reverse Stock Split, it is unclear whether the holder will automatically recognize capital gain or loss or instead be required to treat the entire amount of the cash received as a dividend unless the redemption of the stockholder's shares is a substantially disproportionate redemption of stock with respect to such stockholder or is essentially equivalent to a dividend, in each case under the rules similar to the rules of Sections 356(a)(2) and 302 of the Code.

     Backup Withholding. Each stockholder who receives cash for his Old Shares will be required to provide the Company with a correct Taxpayer Identification Number on the Form W-9 or substitute Form W-9 included with the Letters of Transmittal and to certify that he is not subject to backup withholding. Failure to provide the information and certification on the Form W-9 (or substitute Form W-9) may subject the stockholder to 31% federal income tax backup withholding with respect to any cash payment for the stockholder's Old Shares.

Effective Time

     Subject to the rights of the Board of Directors to abandon or postpone the proposed Reverse Stock Split, the Reverse Stock Split will be effected by filing an amendment to the Company's
Certificate of Incorporation with the Delaware Secretary of State and will be effective upon such filing.

Further Stockholder Approval Not Required

     The affirmative vote of a majority of the currently outstanding shares of Common Stock of the Company is required for approval of this proposal, and such vote has already been obtained by the written consent of the holders of a majority of the currently outstanding common shares. Such consent is sufficient to approve the Reverse Stock Split under the Delaware General Corporation Law, and no other vote or consent of stockholders is necessary or will be sought in connection with the Reverse Stock Split. ACCORDINGLY, THE COMPANY IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND THE COMPANY A PROXY.


                  PROPOSAL TO AMEND CERTIFICATE OF
              INCORPORATION TO REDUCE AUTHORIZED SHARES

     The Company's Certificate of Incorporation presently provides that there are 10,000,000 shares of $0.05 par value Common Stock and 1,000,000 shares of $0.01 par value Preferred Stock authorized, of which 3,744,849 shares of Common Stock are currently issued and outstanding. There are currently no shares of preferred stock outstanding. Upon consummation of the proposed 1 for 12,500 Reverse Stock Split (if such proposal is approved by the stockholders as anticipated), there would then be approximately 215 shares of Common Stock and no shares of Preferred Stock issued and outstanding. The Board of Directors has determined that under such circumstances, it would be in the best interests of the Company and all of its stockholders to amend the Company's Certificate of Incorporation to reduce the number of the Company's authorized shares of $0.05 par value Common Stock from 10,000,000 to 350 shares, and the number of shares of Preferred Stock would be reduced from 1,000,000 to 25. It is anticipated that the proposed reduction in the number of authorized shares of both classes of stock would be more consistent with the authorized capital of other companies similarly situated, and since only approximately 215 shares of Common Stock and no shares of Preferred Stock would be issued and outstanding after the proposed Reverse Stock Split, the authorization of 350 and 25 shares of each class, respectively, would still leave available for issuance in the future, at the discretion of the Board of Directors, an adequate number of shares for any purpose(s) deemed to be in the best interests of the Company and its stockholders. Accordingly, the Board of Directors has unanimously recommended to the stockholders that immediately upon consummation of the proposed Reverse Stock Split, the Company's Certificate of Incorporation be amended to reduce the number of authorized shares of the Company's $0.05 par value Common Stock from 10,000,000 to 350 shares and the number of shares of Preferred Stock be reduced from 1,000,000 to 25, and that the amount of stated capital on the Company's books and records remain unchanged. If approved, the amendment would become effective upon the filing of an appropriate Certificate of Amendment with the Delaware Department of State, and effectiveness is conditioned upon consummation of the Reverse Stock Split.

Further Stockholder Approval Not Required

     The amendment of the Company's Certificate of Incorporation must be approved by a majority of the shares entitled to vote thereon, and such vote has already been obtained by the written consent of the holders of a majority of the currently outstanding shares. Such consent is sufficient to approve the amendment under the Delaware General Corporation Law, and no other vote or consent of stockholders is necessary or will be sought in connection with the amendment. ACCORDINGLY, THE COMPANY IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND THE COMPANY A PROXY.

                    PROPOSAL TO ADOPT RESOLUTION
                      REGARDING STATED CAPITAL

     There is a proposal to adopt a resolution which provides that the stated capital of the Company shall remain unchanged after the Reverse Stock Split and that the Reverse Stock Split will not result in any modification of any class of securities of the Company, nor in any modification of the capitalization of the Company. The sole purpose for the adoption of such a resolution, in fact, is for clarification of the particular element of the recapitalization that the preceding proposal to effectuate a reverse stock split will not in any way impair the capital of the Company.

     The Company's Board of Directors unanimously approved the proposal to adopt a resolution stating that the stated capital of the Company shall remain unchanged for submission to a vote of stockholders.

Further Stockholder Approval Not Required

     The affirmative vote of a majority of the currently outstanding shares of Common Stock of the Company is required for approval of this proposal, and such vote has already been obtained by the written consent of the holders of a majority of the currently outstanding shares. Such consent is sufficient to approve this proposal under the Delaware General Corporation Law, and no other vote or consent of stockholders is necessary or will be sought in connection with this proposal. ACCORDINGLY, THE COMPANY IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND THE COMPANY A PROXY.

     INTEREST OF CERTAIN PERSONS IN FAVOR OF OR IN OPPOSITION TO
                      MATTERS TO BE ACTED UPON

     Robert L. Gardner, Marilyn Gardner and David Raymond, comprising the Company's current Board of Directors, all have a substantial interest in the matters to be acted upon, in that after the proposed Reverse Stock Split is effectuated, Mr. and Mrs. Gardner and Mr. Raymond will all remain stockholders of the Company and will participate in any benefits to be derived therefrom.

                    SUMMARY FINANCIAL INFORMATION

                                          Nine Months     Nine Months
               Year Ended    Year Ended     Ended            Ended
                 2/29/96      2/28/95      11/30/96         11/30/95
               ----------    ----------   ------------     -----------
Total Revenues  3,186,169     2,351,131     3,391,358       2,331,465

Income Before
Extraordinary
Items             136,015       338,208       133,884         185,243

Working
Capital         6,580,224     2,196,502    11,693,151       2,362,013

Total Assets    9,216,059     6,132,413    14,050,585       9,075,959

Total Assets
Less Deferred
Research and
Development
Charges and
Excess of
Cost of Assets
Acquired Over
Book Value      9,212,059     6,124,413    14,049,585      9,070,959

Stockholders'
Equity          2,620,766     2,441,140     2,754,650      2,601,270

Net Income
per Common
Share (and
Common Share
Equivalents)         0.04          0.11          0.04           0.06

Net Income
Per Share on
Fully Diluted
Basis                0.04          0.10          0.04           0.05

Book Value for
Share as of
the Most Recent
Fiscal Year and
as of the Date
of the Latest
Interim
Balance Sheet        0.70         0.85           0.74           0.90

Shares
Outstanding     3,744,849    2,877,613      3,744,849      2,877,613

    DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS;
          COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

The directors and executive officers of the Company are as follows:

 Name                  Age                   Position
 ----                  ---                   --------
Robert L. Gardner       63               Chairman of the Board
                                         and Director

David Raymond           38               President, Treasurer,
                                         Secretary and Director

Marilyn Gardner         54               Director


 Each director is elected at the Company's annual meeting of stockholders, if any, and serves until a successor is duly elected and qualified. Officers are elected by and serve at the will of the Board of Directors. No director receives any compensation for his services as a director, however, Marilyn Gardner receives $500 per month for consulting services performed for the Company.

 Mr. Gardner has served as the Chairman of the Board of the Company since December 1986 and as a director of the Company since September 1986 and as the Treasurer of the Company from September 1986 through July 1988. From September 1986 to December 1986, Mr. Gardner served as the President of the Company. Prior to purchasing a substantial number of shares of the Company, Mr. Gardner was a private investor. Mr. Gardner was the Chairman of Griggs International, Inc., a publicly-held manufacturer of office, school and theater seating from 1978 to 1983. In 1983, the business was sold and the company liquidated.

 Mr. Raymond has served as Treasurer of the Company since July, 1988 and was appointed President, Secretary and a Director on July 10, 1990. From 1981 until 1987, Mr. Raymond was employed by the accounting firm of Touche Ross and Co. (currently Deloitte & Touche). Mr. Raymond is a Certified Public Accountant licensed in Florida and is a member of the American Institute of Certified Public Accountants.

 Marilyn Gardner was appointed as a Director of the Company on February 22, 1993. Mrs. Gardner is a private investor who has made investments in a wide variety of business ventures.

 Marilyn Gardner is the wife of the Company's Chairman, Mr.
Robert Gardner. No other family relationship exists between any director or executive officer and any other director or executive officer.

Compliance with Section 16(a) of the Exchange Act

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during the fiscal year ended February 29, 1996, all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                 EXECUTIVE COMPENSATION
    The following table sets forth the compensation paid to the executive officers of the Company which individually earned more than $60,000 for the year ended February 29, 1996:

                     SUMMARY COMPENSATION TABLE

                                   Annual Compensation
                                  ---------------------
(a)                          (b)           (c)            (d)
Name and
Principal                                 Salary         Bonus
 Position                    Year          ($)          ($) (2)
---------------              ----         ------        -------
Robert Gardner1              1996        $135,000       $17,289
Chairman of the              1995        $125,000       $41,908
    Board                    1994        $115,000       $41,773

David Raymond1,3             1996        $110,000       $17,289
President, Secre-            1995        $100,000       $41,908
tary and Treasurer           1994        $ 90,000       $41,773

_______________________

                 SUMMARY COMPENSATION TABLE
                          (CONT.)

                                   Long-Term Compensation
                                   Awards         Payouts
                                  ------------------------
(a)                 (b)          (e)          (f)          (g)
                                Other
                                Annual     Restricted    Securities
Name and                        Compen-      Stock       Underlying
Principal                       sation      Award(s)      Options/
 Position           Year         ($)         ($) (3)       SARs(#)
---------------     ----        -------     ---------    -----------
Robert Gardner1     1996        $8,115          0             0
Chairman of the     1995        $8,316          0             0
    Board           1994        $8,393          0             0


David Raymond1,3    1996        $7,099          0             0
President, Secre-   1995        $7,078          0             0
tary and Treasurer  1994        $6,607          0             0

_______________________

                   SUMMARY COMPENSATION TABLE
                            (CONT.)

(a)                   (b)                (h)                (i)
                                                         All Other
Name and                                 LTIP             Compen-
Principal                               Payouts           sation
 Position             Year               ($)(3)           ($) (4)
---------------       ----             ---------        -----------
Robert Gardner1       1996                  0              $7,607
Chairman of the       1995                  0              $7,607
    Board             1994                  0              $6,555


David Raymond1,3      1996                   0              $8,456
President, Secre-     1995                   0              $7,303
tary and Treasurer    1994                   0              $4,683

                                26a


1    On August 31, 1990, the Board of Directors approved a resolution providing that in the event that there is a change in control of the Company forcing the termination of any of the Company's officers, those officers shall be entitled to severance pay of two times their then current annual salary.

2    The Company has no written employment agreements with either Mr.
Gardner or Mr. Raymond. In addition to their base cash compensation per annum, each of Mr. Gardner and Mr. Raymond is entitled to receive, during his employment by the Company (i) an incentive bonus equal to 7-1/2% of the Company's annual consolidated pre-tax profits, and (ii) a further incentive bonus equal to 2-1/2% of annual pre-tax profits of the Company's wholly-owned subsidiaries. To the extent that employment terminates prior to the end of any fiscal year, the incentive bonus shall be pro-rated based on the period of time during the fiscal year for which he was employed by the Company. Based on the foregoing, a bonus of $17,289 was earned by each of Mr. Gardner and Mr. Raymond for fiscal 1996. Both Mr. Gardner and Mr. Raymond devoted substantially their full business time to the affairs of the Company.

3    On February 22, 1993, Mr. Raymond was granted 100,000 shares of the Company's Common Stock as a condition of his continued employment. These shares cannot be sold or transferred by Mr. Raymond for a period of 10 years and are forfeited by Mr. Raymond if he ceases to be employed by the Company. The shares were issued to Mr. Raymond in March 1993.

4    Included are automobile lease payments made for Robert Gardner and David Raymond as well as Florida Prepaid College Fund payments made for David Raymond's two children.

                                26b

Stock Option Plans

     In March, 1987, the Company adopted its 1987 Stock Option Plan (the "Plan") covering 180,000 shares of Common Stock (subject to adjustment to cover stock splits, stock dividends, recapitalizations and other capital adjustments) for employees, including officers and directors of the Company. The Plan provides that options to be granted under the Plan will be designated as incentive stock options or non-incentive stock options by the Board of Directors or a committee thereof, which also will have discretion as to the persons to be granted options, the number of shares subject to the options and the terms of the option agreements. The options to be granted under the Plan and designated as incentive stock options are intended to receive incentive stock option tax treatment pursuant to Section 422A of the Code. Options will be granted to key employees or those employees, officers or directors who the Company believes are or will be important to its success.

     The Plan provides that all options granted thereunder shall be exercisable during a period of no more than ten years from the date of grant (five years for options granted to holders of 10% or more of the outstanding shares of Common Stock), depending upon the specific stock option agreement, and that the option exercise price shall be at least equal to 100% of the fair market value of the Common Stock on the date of grant (110% for options granted to holders of 10% or more of the outstanding shares of Common Stock). Pursuant to the provisions of the Plan, the aggregate fair market value (determined on the date of the grant) of the shares of Common Stock for which incentive stock options are first exercisable under the terms of the Plan by an option holder during any one calendar year, cannot exceed $100,000.

     If the employment of an optionee is terminated other than by reason of death, disability or retirement at age 65, any options granted to the optionee will immediately terminate. If employment is terminated by reason of disability or retirement at age 65, the optionee may, within one year from the date of termination, in the event of termination by reason of disability, or three months from the date of termination, in the event of termination by reason of retirement at age 65 (but not after ten years from the date of grant), exercise the option. If employment is terminated by death, the person or persons to whom the optionee's rights under the option are transferred by will or the laws of descent and distribution shall have similar rights of exercise within three months after such death (but not after ten years from the date of grant). Options are not transferable otherwise than by will or the laws of descent and distribution, and during the optionee's lifetime are exercisable only by the optionee. Shares subject to options which expire or terminate may be the subject of future options. The Plan terminates on March 25, 1997.

     During the fiscal year ended February 28, 1991, stock options to purchase 80,000 and 60,000 of the Company's common shares at a purchase price of $.375 were granted to Robert Gardner and David Raymond, respectively, pursuant to the provisions of the Plan. None of these options had been exercised as of February 29, 1996. No other stock options have been granted under the 1987 Plan. Robert Gardner s options expired during the fiscal year ended February 29, 1996.

     In December 1992, the Company adopted its 1992 Stock Option Plan (the "1992 Plan") covering 400,000 shares of Common Stock (subject to adjustment to cover stock splits, stock dividends, recapitalizations and other capital adjustments) for employees, including officers and directors of the Company. The 1992 Plan provides that options to be granted under the 1992 Plan will be designated as incentive stock options or non-incentive stock options by the Board of Directors or a committee thereof, which also will have discretion as to the persons to be granted options, the number of shares subject to the options and the terms of the option agreements. The options to be granted under the 1992 Plan and designated as incentive stock options are intended to receive incentive stock option tax treatment pursuant to Section 422A of the Code. Options will be granted to key employees or those employees, officers or directors who the Company believes are or will be important to its success.

     The 1992 Plan provides that all options granted thereunder shall be exercisable during a period of no more than ten years from the date of grant (five years for options granted to holders of 10% or more of the outstanding shares of Common Stock), depending upon the specific stock option agreement, and that the option exercise price shall be at least equal to 100% of the fair market value of the Common Stock on the date of grant (110% for options granted to holders of 10% or more of the outstanding shares of Common Stock). Pursuant to the provisions of the 1992 Plan, the aggregate fair market value (determined on the date of the grant) of the shares of Common Stock for which incentive stock options are first exercisable under the terms of the 1992 Plan by an option holder during any one calendar year, cannot exceed $100,000.

     If the employment of an optionee is terminated other than by reason of death, disability or retirement at age 65, any options granted to the optionee will immediately terminate. If employment is terminated by reason of disability or retirement at age 65, the optionee may, within one year from the date of termination, in the event of termination by reason of disability, or three months from the date of termination, in the event of termination by reason of retirement at age 65 (but not after ten years from the date of grant), exercise the option. If employment is terminated by death, the person or persons to whom the optionee's rights under the option are transferred by will or the laws of descent and distribution shall have similar rights of exercise within three months after such death (but not after ten years from the date of grant). Options are not transferable otherwise than by will or the laws of descent and distribution, and during the optionee's lifetime are exercisable only by the optionee. Shares subject to options which expire or terminate may be the subject of future options. The 1992 Plan terminates on July 31, 2002.

     During the fiscal year ended February 28, 1993, stock options to purchase 150,000 shares of the Company's common stock at a price of $.19, were granted to Robert Gardner, Chairman, and David Raymond, President, respectively, pursuant to the provisions of the 1992 Plan. Additionally, stock options to purchase a total of 12,500 shares at a price of $.19 per share were granted to certain employees of the Company, all of which have now expired. During February 1996, Robert Gardner exercised options to purchase 150,000 shares of the Company s Common Stock. No other options have been exercised as of February 29, 1996. No other stock options have been granted under the 1992 Plan.

     The following table shows certain information with respect to stock options granted to the Company's executive officers during the fiscal year ended 1996:

                Option/SAR Grants in Last Fiscal Year

                           Individual Grants
               -------------------------------------------------
              Number of      % of Total
              Securities    Options/SARs
              Underlying     Granted to
              Options/SARs   Employees in  Exercise or Base  Expiration
Name          Granted (#)    Fiscal Year   Price ($/Sh)        Date
----          ------------   ------------  ----------------- ----------
Robert Gardner   300,000         N/A             $.10            *

David Raymond      -0-           N/A              N/A           N/A

* Option was exercised on February 26, 1996.

     The following table sets forth certain information with respect to option exercises during the fiscal year ended February 29, 1996 by the executive officers of the Company and the value of each such officer's unexercised options at February 29, 1996.

                   Aggregated Option/SAR Exercises in
         Last Fiscal Year and Fiscal Year - End Option/SAR Values
    ----------------------------------------------------------------

                Shares               Number of Securities Underlying
               Acquired                 Unexercised Options/SARs
                 on        Value          at Fiscal Year-End(#)
               Exercise    Realized   ------------------------------
Name             (#)         ($)      Exercisable       Unexercisable
----          ----------  ----------  -----------       -------------
Robert Gardner 450,000     $25,875*        0                 0
David Raymond    None        None       210,000              0

               Aggregated Option/SAR Exercises in
         Last Fiscal Year and Fiscal Year - End Option/SAR Values
    ----------------------------------------------------------------
                                     Value of Unexercised
                                        in-the-Money
                                        Options/SARs
                                   at Fiscal Year-End($)*

Name                           Exercisable       Unexercisable
----                           -----------       --------------
Robert Gardner                   $  0              0
David Raymond                    $  0              0

_______________

* Based on the closing bid price of the Company's common stock at February 29, 1996 at $.1875 as reported by one of the Company's market makers as the stock is not listed on an exchange.


                                           Performance
                    Number of               or Other
                  Shares, Units            Period Until
                   or Other               Maturation or
Name               Rights(#)                 Payout
-----             -------------           --------------
Robert Gardner         -0-                      -0-
David Raymond          -0-                      -0-

                         Estimated Future Payouts under Non-Stock
                                    Price-Based Plans
                         ----------------------------------------
                         Threshold        Target          Maximum
Name                     ($ or #)        ($ or #)         ($ or #)
----                     ---------       --------         --------
Robert Gardner              N/A            N/A              N/A

David Raymond               N/A            N/A              N/A


Directors' Fees

 The Company has not authorized the payment of fees to any Directors for attendance at Directors' meetings, except for payments to Marilyn Gardner, who receives $500 per month for her services as an outside director.

Employee Benefit Plans

 On December 27, 1991, the Board of Directors approved a Simplified Employee Pension Plan for all employees who have been employees of the Company for at least 3 of the 5 prior years with the Company. The annual contribution to the plan is at the discretion of the Board and allocated to employees based on their salary. Robert Gardner, David Raymond and two other employees were eligible to participate in the plan during the fiscal year ended February 29, 1996. During the prior fiscal year a total of $18,000 was contributed to the SEP, including $8,115 and $7,099 to Mr. Gardner's and Mr. Raymond's accounts, respectively.

 The Company has no other bonus, profit sharing, pension, retirement, stock purchase, deferred compensation, or other incentive plans.

 During December 1993, the Board of Directors approved payments for the cost of the Florida Prepaid College Program for three children of Company employees. It is estimated that the cost to the Company for one eligible child would be approximately $7,000 payable over 55 months. The Company is not required to make any further payments if the employee is terminated from the Company.

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

 The following table sets forth, as of March 1, 1997, the shares of Common Stock owned beneficially and of record (unless otherwise indicated) by each person owning more than 5% of the outstanding shares of Common Stock, each director of the Company and all directors and officers of the Company as a group:

                Name and Address     Amount and Nature of
Title of Class  of Beneficial Owner  Beneficial Owner(1)    Percentage
                                                             of Class
--------------  -------------------  --------------------   ----------
Common          Robert L. Gardner(D)     2,326,073            58.5%
                  3201 Griffin Rd
                Dania, Florida 33312

Common          Kenneth Gardner(A)         200,000             5.0%
                399 Winchester Place
                Longwood, Florida 32779

Common          David Raymond(D)           316,000(2)          7.9%
                3201 Griffin Rd
                Dania, Florida 33312

Common          Marilyn Gardner(D)(B)       51,000             1.3%
                 3201 Griffin Rd
                Dania, Florida 33312

Common           All Officers and        2,693,073(2)         67.7%
                Directors as a Group
                    (3 persons)

_____________________________________________________________________

(1) The calculations set forth above assume that as of March 1, 1997, there were 3,978,401 shares of common stock issued (which amount includes 210,000 options to purchase shares and 23,552 shares held in treasury).

(2) Includes outstanding stock options to purchase 210,000 shares of common stock.

 (D)   Director of Company

 (A)   Kenneth Gardner is Robert Gardner's son.

 (B)   Marilyn Gardner is Robert Gardner's wife.


Changes in Control

 On April 13, 1992, the Company entered into a revolving credit agreement with the Company's Chairman, Mr. Robert Gardner. The line of credit has been amended to change the termination date to the discretion of Mr. Gardner prior to 30 days notice to the Company and is collateralized by all of the Company's assets (excluding the finance receivables) and by all of the common stock of the Company. Borrowings under this revolving credit agreement, as disclosed in Note 5 to the consolidated financial statements, are subordinated to the Company's line of credit. In the event of a default by the Company of its obligations under the agreement, Mr. Gardner would, in effect, have the power to exercise complete control over the business and operations of the Company.


          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

 On April 21, 1993, Finco Financial Corporation, a wholly owned subsidiary of the Company, entered into a $500,000 revolving credit facility with Marilyn Gardner, a Director of the Company. Loans under this agreement bear interest at Citibank prime plus 4-1/2 % with a minimum of 12%. In consideration of granting this loan, the Company has sold to Mrs. Gardner 500 shares of Class "A" 12% Convertible Redeemable Preferred Stock for a total price of $75,000. These shares were sold to the Company's chairman, Mr. Robert Gardner, who then converted them into 500,000 shares of the Company's Common Stock on February 27, 1996. As of February 29, 1996 there was $500,000 outstanding under this agreement and $39,629 of interest was paid during the year ended February 29, 1996. During June 1996 the borrowings were repaid and the agreement has been terminated. In addition, during fiscal year 1996, the Company paid $9,000 as dividends on the Preferred Stock held by Mrs. Gardner. Mrs. Gardner is the wife of Robert Gardner.

 On April 13, 1992, the Company entered into a $1 million revolving credit facility with the Company's Chairman, Robert Gardner. The revolving credit facility has been amended to change the termination date to the discretion of Mr. Gardner prior to 30 days notice to the Company. Loans under this agreement bear interest at Citibank prime plus 4 1/2% with a minimum of 12% and a maximum of 18% and are collateralized by all of the Company's common stock, assets (excluding the finance receivables) and business of the Company. Borrowing under this line of credit as disclosed in Note 5 to the consolidated financial statements are payable on demand and are subordinated to a line of credit from a bank. As part of the agreement, the Company gave an option to purchase 300,000 shares of the Company's Common Stock to Mr. Gardner at a price of $.10 per share. This option was exercised on February 28, 1996. As of February 29, 1996, there was $1,000,000 outstanding under this agreement; $133,245 of interest was paid by the Company to Mr. Gardner during the year ended February 29, 1996. During June
1996 the Company repaid Mr. Gardner $500,000.

 In connection with the maintenance of the Company's SEP Plan and securities trading through Prudential Securities and as of July 1996, Advest Securities, the Company uses Kenneth Gardner as an account manager. Kenneth Gardner owns approximately 5.0% of the Company's issued and outstanding shares, and is the son of Robert Gardner, an officer, director and controlling stockholder of the Company. Commissions paid to Prudential in connection with these activities for the years ended February 29, 1996 and 1995 were not significant.

 The basic principle followed in determining rates and amounts for each of the above transactions was whether or not the transaction then under consideration by the Board of Directors was on terms more favorable to the Company than it could reasonably have expected to obtain from third parties. If the Company could have received better terms from independent parties with respect to the disclosed transactions, it would not have entered into the subject transactions with related parties.

 On February 26, 1996, Robert Gardner acquired a total of 450,000 shares of the Company's $0.05 par value common stock pursuant to exercising options to purchase 150,000 shares at $0.19 per share and 300,000 shares at $0.10 per share. The options to purchase the 150,000 shares were granted to Mr. Gardner on December 7, 1992 pursuant to the Company's 1992 Stock Option Plan. The options to purchase the 300,000 shares were granted to Mr. Gardner in 1995, in conjunction with a $1.0 million credit facility from Mr. Gardner to the Company. The funds for the purchase price totals of $28,500 and $30,000, respectively, were provided by the Company in the form of an employee loan to Mr. Gardner, which loan is collateralized by an offset against antecedent indebtedness. As of January 15, 1997, Mr. Gardner has repaid $5,135.42 of the $58,500 loan.

 On February 26, 1996 Mr. Gardner also purchased 500 shares of the Company's Class "A" convertible redeemable preferred stock from his wife, Marilyn Gardner, for an aggregate purchase price of $75,000 or $.15 per share of Common Stock. Mr. Gardner acquired the securities with funds from his personal bank account. Such preferred shares were then immediately converted into 500,000 shares of the Company's Common Stock.

                      FINANCIAL INFORMATION

          See Pages F-1 through F-22 attached.

          OTHER INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE

 Pursuant to the Exchange Act, the Company files with the SEC periodic reports and other documents relating to its business, financial condition and other matters. In connection with the Reverse Stock Split, the Company has filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3. The Schedule 13E-3, including exhibits, and other filings made by the Company including those listed above, may be inspected without charge, and copies obtained at prescribed rates, at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street NW, Washington, D.C. 20549. The Schedule 13E-3 is also available for inspection and copying during the normal business hours at the principal executive offices of the Company at 3201 Griffin Road, Suite 210, Dania, Florida 33312.

                          ANNUAL REPORT

 The Company's Annual Report to Stockholders accompanies this Information Statement. Any stockholder who wishes to obtain without charge a copy of the Company's Form 10-K/SB for the year ended February 29, 1996, as filed with the Securities and Exchange Commission, must address a written request to David Raymond, President, International Design Group, Inc., 3201 Griffin Road, Suite 210, Dania, Florida 33312.


 By Order of the Board of Directors



Dated:  ____________, 1997   David Raymond, President


                                               (IDG-3/INFO10.STM)

                  INDEX TO FINANCIAL STATEMENTS

                                                             Page

Report of Independent Certified Public Accountants           F-1

Consolidated Balance Sheet as of February 29, 1996           F-2

Consolidated Statements of Operations for the years
  ended February 29, 1996 and February 28, 1995              F-4

Consolidated Statements of Stockholders' Equity for
  the years ended February 29, 1996 and
  February 28, 1995                                          F-6

Consolidated Statements of Cash Flows for the years
  ended February 29, 1996 and February 28, 1995              F-7

Notes to Consolidated Financial Statements                   F-9

Consolidated Balance Sheets for periods ended
  August 31, 1996 and February 29, 1996 (Unaudited)          F-18

Consolidated Statements of Operations for the six
  months ended August 31, 1996 and August 31, 1995
  (Unaudited)                                                F-19

Consolidated Statements of Operations for the three
  months ended August 31, 1996 and August 31, 1995
  (Unaudited)                                                F-20

Consolidated Statements of Cash Flows for the six
  months ended August 31, 1996 and August 31, 1995
  (Unaudited)                                                F-21

Notes to Consolidated Financial Statements (Unaudited)       F-22

Report of Independent Certified Public Accountants



To the Board of Directors
of International Design Group, Inc.

We have audited the accompanying consolidated balance sheet of International Design Group, Inc. as of February 29, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended February 29, 1996 and February 28, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Design Group, Inc. at February 29, 1996 and the results of its operations and its cash flows for the years ended February 29, 1996 and February 28, 1995, in conformity with generally accepted accounting principles.





BY(Signature)           /s/ BDO Seidman, LLP
(Date)                  May 10, 1996
                        Miami, Florida

                      INTERNATIONAL DESIGN GROUP, INC.
                        CONSOLIDATED BALANCE SHEET

February 29,                                                           1996
------------------------------------------------------------------------------

Assets (Notes 5 and 6)
Current
 Cash and cash equivalents                                     $       130,679
 Trading securities                                                    129,188
 Finance receivables, less allowance for
  doubtful accounts of $591,000 and unearned
  income of $542,000                                                 8,149,416
 Drafts receivable                                                     312,793
 Current maturities of notes receivable (Note 2)                       171,515
 Prepaid expenses and other                                             18,316
------------------------------------------------------------------------------


Total current assets                                                 8,911,907



Property and equipment - at cost, less accumulated
 depreciation and amortization of $68,720                               91,628



Notes receivable, less current maturities (Note 2)                     189,579


Other assets, less accumulated amortization
 of $16,000                                                             22,945
------------------------------------------------------------------------------


                                                               $     9,216,059
=====================================================================
=========

                    INTERNATIONAL DESIGN GROUP, INC.
                      CONSOLIDATED BALANCE SHEET

February 29,                                                            1996
------------------------------------------------------------------------------

Liabilities and Stockholders' Equity
Current liabilities
 Accounts payable and accrued expenses                         $       230,234
 Drafts payable                                                        308,130
 Notes payable (Note 6)                                                267,850
 Liability under options sold                                           25,469
 Notes payable to directors (Note 5)                                 1,500,000
------------------------------------------------------------------------------

Total current liabilities                                            2,331,683

Note payable to bank (Note 6)                                        4,263,610
------------------------------------------------------------------------------

Total liabilities                                                    6,595,293
------------------------------------------------------------------------------

Commitments (Note 7)
------------------------------------------------------------------------------

Stockholders' equity (Note 3)
 Common stock, $.05 par - 10,000,000 shares authorized,
  3,768,401 issued and 3,744,849 outstanding                           188,420
 Additional paid-in capital                                          5,837,706
 Deficit                                                           (3,338,571)
 Treasury stock - 23,552 shares at cost                                (8,289)
 Common stock subscriptions receivable for 450,000 shares
 of common stock                                                      (58,500)
------------------------------------------------------------------------------

Total stockholders' equity                                           2,620,766
------------------------------------------------------------------------------

                                                               $     9,216,059
=====================================================================
=========

     See accompanying notes to consolidated financial statements.

                    INTERNATIONAL DESIGN GROUP, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS

                                         February 29,            February 28,
Year ended                                  1996                     1995
------------------------------------------------------------------------------
Revenues:
 Finance charge income                  $   1,603,783        $     1,056,042
 Origination fees                             780,480                655,721
 Late fees and other charges                  687,649                561,252
 Gain (loss) on securities trading             58,212                   (703)
 Interest income                               43,995                 29,111
 Other income                                  12,050                 49,708
-----------------------------------------------------------------------------

                                            3,186,169              2,351,131
-----------------------------------------------------------------------------

Expenses:
 General and administrative                 1,117,288              1,021,556
 Sales and marketing                          497,399                339,333
 Provision for doubtful accounts              829,473                290,757
 Depreciation and amortization                 36,500                 26,500
 Interest                                     396,620                192,321
 Interest to Directors                        172,874                142,456
-----------------------------------------------------------------------------

                                            3,050,154              2,012,923
-----------------------------------------------------------------------------

Net Income                              $     136,015        $       338,208
=====================================================================
========

Net Income Per Common Share:
 Primary                                $         .04        $           .11
 Fully diluted                          $         .04        $           .10
=====================================================================
========

                    INTERNATIONAL DESIGN GROUP, INC.
                  CONSOLIDATED STATEMENT OF OPERATIONS

                                             February 29,         February 28,
Year ended                                       1996                 1995
------------------------------------------------------------------------------
Computation Of Fully Diluted Earnings:
 Net income                                $     136,015       $     338,208
 Less preferred dividends                         (9,000)             (9,750)
------------------------------------------------------------------------------
 Primary net income                              127,015             328,458
 Assumed conversions:
  Preferred dividends eliminated                   9,000               9,750
------------------------------------------------------------------------------

  Fully diluted earnings                   $     136,015       $     338,208
------------------------------------------------------------------------------

Average Number of Common Shares
 Primary                                       3,096,107           2,987,025
 Fully Diluted                                 3,593,373           3,487,025
=====================================================================
=========

     See accompanying notes to consolidated financial statements.

                    INTERNATIONAL DESIGN GROUP, INC.
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                     Common Stock                 Additional
                                   -----------------               Paid-in
                                  Shares       Amount              Capital
                                 ---------    --------            ---------
Balance, February 28, 1994       2,975,337    $148,767            $5,794,040

Net income for the year                  -           -                     -

Payment of preferred dividend
to Director                              -           -                     -

Retirement of treasury shares      (97,724)     (4,886)              (28,310)

Purchase of treasury shares              -           -                     -
------------------------------------------------------------------------------

Balance, February 28, 1995       2,877,613     143,881             5,765,730

Net income for the year                  -           -                     -

Payment of preferred dividend
to Director                              -           -
-

Conversion of preferred stock      500,000      25,000                50,000

Exercise of stock options          450,000      22,500                36,000

Retirement of treasury shares      (59,212)     (2,961)              (14,024)

Purchase of treasury shares              -           -
-
-------------------------------------------------------------------------------



Balance, February 29, 1996       3,768,401    $188,420             $5,837,706
=====================================================================
=========

                 See accompanying notes to consolidated financial statements.
                                F-6A

                    INTERNATIONAL DESIGN GROUP, INC.
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                         Common Stock
                                        Subscriptions   Treasury
                              Deficit     Receivable     Stock       Total
                              -------    -----------    --------    --------
Balance, February 28, 1994   $(3,794,044)  $       -    $ (8,211)  $2,140,552

Net income for the year          338,208           -           -      338,208

Payment of preferred
dividend to Director              (9,750)          -           -       (9,750)

Retirement of treasury shares          -           -      33,196            -

Purchase of treasury shares            -           -     (27,870)     (27,870)
------------------------------------------------------------------------------

Balance, February 28, 1995    (3,465,586)          -      (2,885)   2,441,140

Net income for the year          136,015           -           -      136,015

Payment of preferred
dividend to Director              (9,000)          -           -       (9,000)

Conversion of preferred stock          -           -           -       75,000
Exercise of stock options              -     (58,500)          -            -

Retirement of treasury shares          -           -      16,985            -

Purchase of treasury shares            -           -     (22,389)     (22,389)
------------------------------------------------------------------------------

Balance, February 29, 1996   $(3,338,571)    $(58,500)  $ (8,289)   $2,620,766
=====================================================================
==========


             See accompanying notes to consolidated financial statements.
                                F-6B

                    INTERNATIONAL DESIGN GROUP, INC.
                  CONSOLIDATED STATEMENT OF CASH FLOWS
                                              (Note 9)

                                                   February 29,   February 28,
Year ended                                            1996            1995
------------------------------------------------------------------------------
Operating Activities:
 Net income                                        $   136,015   $    338,208
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation and amortization                        36,500         26,500
   Provision for doubtful accounts                     829,473        290,757
   Changes in operating assets and liabilities:
          Increase in unearned income                  217,971             78
          Increase in drafts receivable                (26,393)       (30,175)
          (Increase) decrease in prepaid expenses
                    and other                          (34,194)           729
          Increase in accounts payable
                    and accrued expenses                19,897        109,600
          (Decrease) increase in drafts payable        (66,218)       147,233
------------------------------------------------------------------------------

Net cash provided by operating activities            1,113,051        882,930
-------------------------------------------------------------------------------



Investing Activities:
 Premium finance loans originated                  (23,091,889)   (14,568,623)
 Payments received on premium finance loans         18,808,817     14,221,530
 Capital expenditures                                  (31,993)       (41,141)
 Increase in notes receivable                         (340,257)      (325,763)
 Payments received on notes receivable                 372,748        194,125
 Investment in marketable securities                        88       (129,276)
 (Decrease) increase in liability under
     options sold                                      (18,119)        16,897
------------------------------------------------------------------------------

Net cash used in investing activities               (4,300,605)      (632,251)
=====================================================================
=========

                    INTERNATIONAL DESIGN GROUP, INC.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                  (Note 9)

                                                 February 29,     February 28,
Year ended                                           1996             1995
------------------------------------------------------------------------------

Financing Activities:
 Purchase of treasury shares                        (22,389)         (27,870)
 Increase in notes payable to bank                9,283,112        1,161,000
 Increase in notes payable                           27,000           58,000
 Paydowns in notes payable to bank               (6,406,502)      (1,654,000)
 Paydowns in notes payable                         (210,150)         (43,000)
 Increase in notes payable to directors             350,000                -
 Preferred dividends paid                            (9,000)          (9,750)
------------------------------------------------------------------------------

Net cash provided by (used in) financing
   activities                                     3,012,071         (515,620)
------------------------------------------------------------------------------

Net decrease in cash                               (175,483)        (264,941)
Cash and cash equivalents, beginning of year        306,162          571,103
------------------------------------------------------------------------------

Cash and cash equivalents, end of year           $  130,679       $  306,162
=====================================================================
=========

     See accompanying notes to consolidated financial statements.

                    INTERNATIONAL DESIGN GROUP, INC.
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   Summary of Significant Accounting Policies
-----------------------------------------------
Company and Basis of Presentation:
----------------------------------
International Design Group, Inc. ("the Company") is in the insurance premium finance business through its wholly-owned subsidiaries. The Company's main business activity is to grant loans to customers, primarily to finance automobile insurance policies. The majority of the business activity is in Florida and South Carolina. Such loans are substantially collateralized by unearned premiums of the insurance policy.

The consolidated financial statements include the accounts of the Company, and all of its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Preparation of Financial Statements:
------------------------------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents:
--------------------------
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Marketable Securities:
----------------------
In fiscal 1995, the Company adopted Statement of Financial Accounting Standards


No. 115 (FAS 115), Accounting for Certain Investments in Debt and Equity Securities. FAS 115 requires the Company's investments in securities to be classified into three categories and accounted for as follows:

     Trading Securities - Investment securities that are bought and held for the purpose of selling them in the near term are carried at estimated market

                     INTERNATIONAL DESIGN GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

value. Unrealized holding gains and losses are reported as a component of earnings.


     Securities Held to Maturity - Investment securities for which the Company has the positive intention and ability to hold to maturity are reported at cost.

     Securities Available for Sale - Investment securities not classified as trading or held to maturity securities are carried at estimated market value. Unrealized holding gains and losses, net of income taxes, are reported as a component of stockholders' equity.

Gains and losses realized from the sale of securities are determined on the first-in first-out method. Investments are stated at market. Net unrealized losses amounting to $13,819 and $18,517 have been included in the determination of net income for the years ended February 29, 1996 and February 28, 1995, respectively. The adoption of FAS 115 did not have a material effect on the consolidated financial statements.

Additionally, the Company sells put and call options which may obligate the Company to either purchase or sell a particular security at a stated price through certain dates in the future. At February 29, 1996, the Company had a liability resulting from options sold amounting to approximately $25,000.

Property and Equipment:
-----------------------
Depreciation is computed on either a straight-line or an accelerated basis over the estimated useful lives of the various assets, principally five years.

Earnings Per Share:
-------------------
Primary and fully diluted earnings per common share and common share equivalents are computed based on the weighted average number of common shares and common share equivalents outstanding. Accordingly, earnings per share has been adjusted for the effects of the Company's dividend on the

                    INTERNATIONAL DESIGN GROUP, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

convertible redeemable preferred stock and for conversion of the convertible redeemable preferred stock for fully diluted purposes.

Revenue Recognition:
--------------------
Finance charges and loan origination fees are amortized to income over the life of the finance contracts using the interest method.

Bank Drafts:
------------
Drafts which have been paid by the Company where the finance contracts have not yet been received are classified as Drafts Receivable. Drafts which have not yet been presented for payment but where the finance contracts have been received are classified as Drafts Payable.

Taxes on Income
---------------
The Company has adopted Statement No. 109, "Accounting for Income Taxes"
(FAS 109) which utilizes an asset and liability approach. Under FAS 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

Comparability
-------------
Certain 1995 accounts have been reclassified to conform with 1996 presentation.


2.   Notes Receivable
---------------------
Notes receivable consist of the following:

Various 8%-19% notes receivable, interest and principal
     due monthly, maturing through 1999                     $      361,094

Less current maturities                                            171,515
---------------------------------------------------------------------------

                                                            $      189,579
=====================================================================
=======

                    INTERNATIONAL DESIGN GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.   Stockholders' Equity
-------------------------
In December 1992, the Company's shareholders authorized the creation of 1,000,000 Preferred Shares with a par value of $.01. These shares may be issued in one or more series at the discretion of the Board of Directors. On February 27, 1996, Marilyn Gardner, a director of the Company, sold Robert Gardner her 500 shares of Class "A" 12% Convertible Preferred Stock. Mr. Gardner then, pursuant to the terms of original issuance, converted the 500 shares of preferred stock into 500,000 shares of the Company's common stock. As of February 29, 1996, there were no shares of Class "A" 12% Convertible, Redeemable Preferred Stock outstanding. (See Note 5).

The Company's 1992 and 1987 Stock Option Plans covering 400,000 shares and 180,000 shares of common stock, respectively (subject to adjustment to cover stock splits, stock dividends, recapitalization, and other capital adjustments) for employees, including officers and directors, of the Company provide that options to be granted under the plans will be designated as incentive stock options or non-incentive stock options by the Board of Directors or a committee thereof. All options granted under the plans shall be exercisable during a period of no more than ten years from the date of grant (five years for options granted to holders of 10% or more of the outstanding shares of common stock). The option exercise price shall be at least equal to 100% of the fair market value of the common stock as of the date of grant (110% for options granted to holders of 10% or more of the Company's outstanding common stock).

On December 7, 1992, stock options to purchase 150,000 shares of the Company's common stock at a price of $.19, were granted to each of Robert Gardner, Chairman, and David Raymond, President, respectively, pursuant to the provisions of the 1992 Plan. Additionally, stock options to purchase a total of 12,500 shares at a price of $.19 per share were granted to certain employees of the Company. On February 27, 1996, Robert Gardner exercised his option to purchase 150,000 shares of the Company's common stock at a price of
$.19.   The total purchase price of $28,500 has not yet been remitted to the
Company and is recorded as a Common Stock Subscription Receivable. No other ptions have been exercised as of February 29, 1996. Upon the resignation of

                    INTERNATIONAL DESIGN GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

one of the Company's employees, options to purchase 7,500 shares expired. No other stock options have been granted under the 1992 Plan.

On August 31, 1990, stock options to purchase 80,000 and 60,000 of the Company's common shares at a price of $.375, were granted to Robert Gardner, Chairman, and David Raymond, President, respectively, pursuant to the provisions of the 1987 Plan. Mr. Gardner's options expired on August 31, 1995. No options have been exercised as of February 29, 1996. No other stock options have been granted under the 1987 Plan.

The Company purchased 72,764 treasury shares at various times during fiscal 1996 in the open market at a total price of $22,389. During fiscal 1996, the Company retired 59,212 shares of treasury stock that it previously purchased.

In March 1993, the Company issued 100,000 shares to the Company's President, Mr. David Raymond. These shares revert to the Company if Mr. Raymond leaves the Company's employment for a period of ten years from the date of grant, for any reason other than death, disability or retirement. Additionally, the shares cannot be sold or transferred during the ten year period.

At February 29, 1996, 350,000 shares of the Company's authorized and unissued common stock were reserved for issuance upon exercise of options.

4.   Retirement and Benefit Plans
---------------------------------
The Company maintains a Simplified Employee Pension Plan (SEP). Employees who are at least 21 years old and have been employed by the Company for at least three of the past five years, are eligible to participate in the SEP. As of February 29, 1996, the Company's President, Chairman and two other employees, were eligible to participate in the SEP. Under the terms of the SEP, the Board of Directors decide if and how much to contribute to the plan on an annual basis. The allocation to each employee's account is based upon salary. For the years ended February 29, 1996 and February 28, 1995, the Company contributed and expensed $18,000 each year to the SEP.

                    INTERNATIONAL DESIGN GROUP, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In 1993, the Board of Directors approved payments for the cost of the Florida Prepaid College Program for three children of certain Company employees, including the Company's President. It is estimated that the cost to the company for one child would be approximately $7,000 payable over 55 months. The Company is not required to make any further payments if the employee is terminated from the Company.

5.   Notes Payable to Directors
-------------------------------
On April 13, 1992, the Company entered into a $1 million revolving credit agreement with Mr. Robert Gardner. All loans made prior to this date to the Company by Mr. Gardner were made part of this agreement. Loans under this agreement bear interest at Citibank prime plus 4.50% with a minimum of 12% and a cap of 18% and are collateralized by all of the Company's accounts receivable and all of the common stock, assets and business of a subsidiary. The interest rate on this debt was 13.00% at February 29, 1996. Borrowings under this line of credit are payable on demand and are subordinated to a line of credit from a bank as described in Note 6. The Company was notified in March 1996 by the Florida Department of Insurance that it is not acceptable for Mr. Gardner to have a lien on the Company's accounts receivable, as Mr. Gardner is not a licensed premium finance entity. The Company is presently researching whether the Department's position is in accordance with Florida statutes. The Company may be forced to seek to renegotiate the credit facility with Mr. Gardner and there can be no assurance that it can be successfully renegotiated. The line of credit expires July
31, 1996. In conjunction with a prior amendment, the Company gave to Mr. Gardner an option to purchase 300,000 shares of the Company's Common Stock at a price of $.10 per share. On February 27, 1996, Mr. Gardner exercised his option to purchase the 300,000 shares of the Company's common stock for $.10 per share. The purchase price has not yet been remitted to the Company and is recorded as a Common Stock subscription receivable. As of February 29, 1996, there was $1,000,000 outstanding under the revolving credit agreement; $133,245 and $123,825 of interest was incurred during the years ended
February 29, 1996 and February 28, 1995, respectively.

On April 21, 1993, the Company entered into a $500,000 revolving credit agreement with Marilyn Gardner, a Director of the Company. Loans under this agreement bear interest at prime plus 4.50% with a minimum of 12%. The

                    INTERNATIONAL DESIGN GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

interest rate on this debt was 13.00% at February 29, 1996. In conjunction with the agreement, the Company sold to Mrs. Gardner 500 shares of its Class
A 12% Convertible Redeemable Preferred Stock at a price of $150 per share.
As of February 29, 1996, there was $500,000 outstanding under this agreement and $39,629 and $18,581 of interest was incurred during the years ended February 29, 1996 and February 28, 1995, respectively. Borrowings are payable on demand and the agreement expires July 31, 1996. Mrs. Gardner is the wife of Robert Gardner, Chairman of the Company.

6.   Notes Payable
------------------
On February 23, 1996, the Company and its subsidiaries entered into a $8,000,000 revolving credit agreement with a bank. Borrowings under the line are based on eligible finance receivables, interest payable monthly at the Company's choice of LIBOR plus 3.25% or the bank's prime rate plus 1.25% (9.75% at February 29, 1996). The note is collateralized by all of the assets of the Company, matures in 1999 and requires the Company to maintain certain financial ratios. At February 29, 1996 $4,263,610 was outstanding.

The Company and its subsidiaries have demand notes payable to unrelated parties with interest at 12% per annum ($67,850) and prime plus 2.25% (10.75% at
February 29, 1996) per annum ($200,000).

7.   Commitments
----------------
The Company leases office space for its administrative facilities and two automobiles. These leases expire through August 1996 and are accounted for as operating leases. Rent expense for the years ended February 29, 1996 and February 28, 1995 was $53,000 and $46,000, respectively.

In addition to their base cash compensation per annum, Mr. Gardner and Mr. Raymond, are each entitled to receive, during their employment by the Company
(i) incentive bonuses equal to 7.50% of the Company's annual consolidated pre-tax profits and (ii) further incentive bonuses equal to 2.50% of annual pre-tax profits of the Company's wholly-owned subsidiaries. The President and Chairman each earned bonuses for fiscal 1996 and 1995 of $17,289 and $41,908, respectively.

In the event of a change in control of the Company forcing termination of either Mr. Gardner or Mr. Raymond, he would be entitled to severance pay of

                    INTERNATIONAL DESIGN GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

two times the then current annual salary.

Mrs. Gardner also receives $500 per month for her services as an outside director for the Company.

8.   Income Taxes
-----------------
At February 29, 1996, the Company has net operating loss carryforwards available to offset future taxable income of approximately $2,470,000, which expire in the year 2005.

Deferred tax (liabilities) assets are comprised of the following at February 29, 1996:

Depreciation                                                   $    (9,481)
-----------------------------------------------------------------------------

Gross deferred tax liability                                        (9,481)
-----------------------------------------------------------------------------

Loss carryforwards                                                 929,651
Accounts receivable reserve                                        221,842
Other                                                               12,904
-----------------------------------------------------------------------------

Gross deferred tax asset                                         1,164,397

Deferred tax asset valuation allowance                          (1,154,916)
-----------------------------------------------------------------------------

Net deferred tax asset                                         $     9,481
-----------------------------------------------------------------------------

Net                                                            $         0
=====================================================================
========

A reconciliation of the expected income taxes based on statutory rates applied to income before taxes from continuing operations to the actual tax is as follows:

                                      February 29,            February 28,
Year ended                                1996                   1995
-----------------------------------------------------------------------------
Expected federal tax                   $   46,245               $    114,982

State income taxes, net of
 federal effect                             4,937                     18,600

Tax effect of net operating
 losses utilized                          (51,182)                  (133,582)
------------------------------------------------------------------------------

                                        $       0                $         0
=====================================================================
=========

9.   Supplemental Cash flow Information
----------------------------------------

                                      February 29,            February 28,
Year ended                                1996                   1995
----------------------------------------------------------------------------
Cash paid during the year
 for:
       Interest                      $   560,162              $    334,778

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
-----------------------------------------------------------------------
During fiscal 1996 and 1995, the Company retired 59,212 and 97,724 treasury shares, respectively.

On February 27, 1996, 500 shares of Class A 12% Convertible Redeemable Preferred Stock were converted into 500,000 shares of the Company's common stock.
On February 27, 1996, Mr. Gardner exercised two of his options to purchase shares of the Company's common stock. Mr. Gardner purchased 150,000 shares at a price of $.19 per share. He also purchased 300,000 at $.10 per share. The total purchase price of $58,500 has not yet been remitted to the Company and is recorded as a Common Stock Subscription Receivable.

10.  Fair Value of Financial Instruments
----------------------------------------
The Company's financial instruments consist principally of cash and cash equivalents, trading securities, finance receivables, drafts and notes receivable, accounts and drafts payable, accrued expenses and borrowings.
The carrying amounts of such financial instruments as reflected in the consolidated balance sheet approximate their estimated fair value as of February 29, 1996. The estimated fair value is not necessarily indicative of the amounts the Company could realize in a current market exchange or of future earnings or cash flows.

                       INTERNATIONAL DESIGN GROUP, INC
                               AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS

                                                AUGUST 31,       FEBRUARY 29,
ASSETS                                             1996             1996
-----------------------------------------------------------------------------
CURRENT ASSETS:
Cash and Cash Equivalents                        $204,704         $130,679
Trading Securities                                 22,812          129,188
Finance Receivables, less allowance
 for doubtful accounts of $ 598,000
 and $591,000 and unearned income of
 $ 786,000  and $542,000                       11,209,123        8,149,416
Drafts receivable                                 409,148          312,793
Current maturities of notes receivable            164,360          171,515
Prepaid expenses and other                         33,325           18,316
                                              -----------      -----------
      TOTAL CURRENT ASSETS
                                               12,043,472        8,911,907
                                              -----------      -----------
PROPERTY AND EQUIPMENT- less
 accumulated depreciation of $ 88,076
 and $68,720                                      153,306           91,628
NOTES  RECEIVABLE -  less current maturities      201,048          189,579

OTHER ASSETS, less accumulated amortization
 of $ 18,000 and $16,000                           29,854           22,945
                                              -----------       ----------
                                              $12,427,680       $9,216,059
                                              ===========       ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
CURRENT LIABILITIES:
Accounts payable, accrued expenses and other     $345,722         $230,234
Drafts Payable                                    633,532          308,130
Notes payable                                     276,850          267,850
Liability under options sold                            0           25,469
Notes Payable to Directors                        500,000        1,500,000
                                              -----------       ----------
  TOTAL  CURRENT LIABILITIES                    1,756,104        2,331,683
                                              -----------       ----------
Notes payable to bank                           7,942,933        4,263,610
                                              -----------       ----------

TOTAL LIABILITIES                               9,699,037        6,595,293
                                              -----------       ----------
STOCKHOLDERS' EQUITY:
Common stock $.05 par, shares authorized
 10,000,000; 3,768,401 issued and 3,744,849
 outstanding                                      188,420         188,420
ADDITIONAL PAID IN CAPITAL                      5,837,706       5,837,706
DEFICIT                                        (3,230,694)     (3,338,571)
TREASURY STOCK ( 23,552 shares at cost )           (8,289)         (8,289)
COMMON STOCK SUBSCRIPTIONS RECEIVABLE             (58,500)        (58,500)
                                              -----------      ----------
    TOTAL STOCKHOLDERS' EQUITY                  2,728,643       2,620,766
                                              -----------      ----------
                                               12,427,680       9,216,059
                                               ==========       =========

                See Notes to Condensed Financial statements

                      INTERNATIONAL DESIGN GROUP, INC
                               AND SUBSIDIARIES
                   CONSOLIDATED  STATEMENTS OF OPERATIONS

                                               SIX MONTHS ENDED AUGUST 31,
                                                   1996            1995
                                               ----------------------------

REVENUES:
Finance charge income                           $1,163,734        $748,540
Origination fees                                   458,622         375,617
Late fees and other charges                        417,411         335,745
Interest income and Other                           31,679          82,094
                                                 ---------       ---------
                                                 2,071,446       1,541,996
                                                 ---------       ---------
EXPENSES
General and administrative expenses                612,872         545,045
Sales and marketing                                375,606         254,571
Provision for doubtful accounts                    580,133         317,123
Interest expense                                   299,227         170,550
Interest expense to Directors                       74,375          78,265
Depreciation and amortization                       21,356          16,500
                                                 ---------       ---------
                                                 1,963,569       1,382,054
                                                 ---------       ---------
NET INCOME                                       $ 107,877       $ 159,942
                                                 =========       =========
Net Income per Common Share:
Primary:                                             $0.03           $0.05
Fully Diluted:                                       $0.03           $0.04

Computation Of Fully Diluted Earnings:
Net Income                                        $107,877        $159,942
Less:Preferred Dividends                                 0          (4,500)
                                                  --------        --------
Primary net income                                 107,877         155,442
Assumed conversions:
Preferred dividends eliminated                           0           4,500
                                                  --------        --------
Fully diluted earnings                            $107,877        $159,942
                                                  --------        --------
Average Number of Common Shares
Primary                                          3,793,063       3,088,577
Fully Diluted                                    3,793,063       3,588,577

             See Notes to Condensed Financial statements

                      INTERNATIONAL DESIGN GROUP, INC
                            AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF OPERATIONS

                                              THREE MONTHS ENDED AUGUST 31,
                                               1996                 1995
                                              -----------------------------
REVENUES:
Finance charge income                            $614,715         $395,334
Origination fees                                  238,942          196,022
Late fees and other charges                       223,785          183,470
Interest income and Other                          12,875           34,831
                                                ---------          -------
                                                1,090,317          809,657
                                                ---------          -------
EXPENSES

General and administrative expenses               305,391          286,536
Sales and marketing                               226,938          116,011
Provision for doubtful accounts                   296,871          168,962
Interest expense                                  167,803           98,050
Interest expense to directors                      26,562           39,453
Depreciation and amortization                      11,078            9,300
                                                ---------          -------
                                                1,034,643          718,312
                                                ---------          -------
NET INCOME                                         55,674           91,345
                                                =========          =======
Net Income per Commin Share:
Primary:                                            $0.01            $0.03
Fully Diluted;                                      $0.01            $0.03

Computation Of Fully Diluted Earnings:
Net Income                                         55,674           91,345
Less:Preferred Dividends                                            (2,250)
                                                   ------           ------
Primary net income                                 55,674           89,095
                                                   ------           ------
Assumed conversions:
Preferred dividends eliminated                          0            2,250
                                                  -------          -------
Fully diluted earnings                            $55,674          $91,345
                                                  -------          -------
Average Number of Common Shares
Primary                                         3,793,063        3,128,356
Fully Diluted                                   3,793,063        3,628,356

                See Notes to Condensed Financial Statements

                        INTERNATIONAL DESIGN GROUP, INC
                                AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              SIX  MONTHS ENDED AUGUST 31,
                                                1996                1995
                                              ----------------------------
OPERATING ACTIVITIES:
Net Income                                         $107,877       $159,942
 Adjustments to reconcile net income  to
  net cash provided by (used in) operating
  activities:
   Depreciation and amortization                     21,356         16,500
   Provision for doubtful accounts                    7,000         48,496
   Change in operating assets and
    liabilities:
   Increase in unearned income                      244,000         80,240
   Increase in prepaid expenses & other             (23,918)        (5,142)
   Decrease  in drafts receivable                   (96,355)       (40,102)
   Increase (Decrease) in accounts payable,
    accrued expenses                                115,488         (5,443)
   Increase (Decrease)  in drafts payable           325,402        (74,338)
                                                   --------       --------
    Net cash provided by operating gactivities      700,850        180,153
                                                   --------       --------
   INVESTING ACTIVITIES:
Premium finance loans - net of writeoffs        (16,442,009)   (10,318,864)
Payments received on premium finance loans       13,131,302      8,536,015
Increase in notes receivable                       (127,013)       (82,008)
Payments received on notes receivable               122,699        110,398
Capital expenditures                                (81,034)       (12,527)
Decrease in Marketable Securities                   106,376         11,651
Increase (Decrease) in liability under options
  sold                                              (25,469)       (36,432)
                                                  -----------   -----------
 Net Cash Used In Investing Activities            (3,315,148)   (1,791,767)
                                                  -----------   -----------
FINANCING ACTIVITIES
Increase in notes payable to bank                 19,947,000     2,236,150
Paydowns in notes payable to bank                (16,267,677)     (575,150)
Paydowns in notes payable                              9,000       200,000
Paydowns to notes payable to Directors            (1,000,000)            0
Preferred dividends paid                                   0        (4,500)
Purchase of treasury shares                                0       (14,115)
Net Cash (Used In) Provided by Financing           ---------     ---------
  Activities                                       2,688,323     1,842,385
                                                   ---------     ---------
NET INCREASE IN CASH
 AND CASH EQUIVALENTS                                 74,025      $230,771

  CASH AND CASH EQUIVALENTS,
   beginning of the period                           130,679       306,162
                                                    --------      --------
  CASH AND CASH EQUIVALENTS,
   end of period                                    $204,704      $536,933
                                                    ========      ========

                 See Notes to Condensed Financial Statements
                                     F-21

International Design Group, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)


NOTE A -- Basis of Presentation
-----------------------------------------------
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended August 31, 1996 are not necessarily indicative of the results that may be expected for the year ending February 28, 1997. For further information, refer to the financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended February 29, 1996.

The accompanying financial statements include the Company, its wholly owned subsidiaries Finco Financial Corporation, Eagle Premium Finance, Inc., QRS Acquisition, Inc., Reserve Funding Corporation, VoiceSoft Corporation and Federal Funding Corporation. All intercompany transactions and balances have been eliminated in consolidation.





                                 F-22